     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 1, 1996


PROSPECTUS SUPPLEMENT


(TO PROSPECTUS DATED FEBRUARY 1, 1996)


                        20,000,000 PREFERRED SECURITIES

                            (LOGO)TEXTRON CAPITAL I
                              % TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                  TEXTRON INC.
                               ------------------

  The      % Trust Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Textron Capital I, a statutory business trust formed under the laws of the State of Delaware ("Textron Capital" or the "Trust"). Textron Inc., a Delaware corporation ("Textron" and, together with its subsidiaries, the "Company"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of Textron Capital. Textron Capital exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount
of      % Junior Subordinated Deferrable Interest Debentures due 2045 (the
"Junior Subordinated Debt Securities") of Textron.
                                                        (continued on next page)
  SEE "RISK FACTORS" ON PAGE S-6 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.


  The Preferred Securities have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
     WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
     OFFENSE.


=======================================================================================================
                                                      INITIAL PUBLIC     UNDERWRITING      PROCEEDS TO
                                                     OFFERING PRICE(1)   COMMISSION(2)     TRUST(3)(4)
-------------------------------------------------------------------------------------------------------
Per Preferred Security...............................      $25.00            (3)             $25.00
-------------------------------------------------------------------------------------------------------
Total................................................   $500,000,000         (3)          $500,000,000
=======================================================================================================

  (1) Plus accrued distributions, if any, from             , 1996.

  (2) Textron Capital and Textron have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

  (3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Junior Subordinated Debt Securities, Textron has agreed to pay to the Underwriters as compensation ("Underwriters' Compensation") for their arranging the investment therein
      of such proceeds $          per Preferred Security (or $          in the
      aggregate); provided, that such compensation for sales of 10,000 or more
      Preferred Securities to a single purchaser will be $          per
      Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."

  (4) Expenses of the offering which are payable by Textron are estimated to be
      $          .
                               ------------------
  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about
            , 1996.
                               ------------------
SMITH BARNEY INC.

            DEAN WITTER REYNOLDS INC.


                         MERRILL LYNCH & CO.


                                     PAINEWEBBER INCORPORATED


                                             PRUDENTIAL SECURITIES INCORPORATED


February   , 1996

(continued from previous page)

     Upon an event of a default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.


     Holders of the Preferred Securities are entitled to receive cumulative cash
distributions at an annual rate of   % of the liquidation amount of $25 per
Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 1996 ("distributions"). The payment of distributions out of moneys held by Textron Capital and payments on liquidation of Textron Capital or the redemption of Preferred Securities, as set forth below, are guaranteed by Textron (the "Guarantee") to the extent described under "Description of Trust Guarantees" in the accompanying Prospectus. The Guarantee covers payments of distributions and other payments on the Preferred Securities only if and to the extent that Textron has made a payment of interest or principal or other payments on the Junior Subordinated Debt Securities held by Textron Capital as its sole asset. The Guarantee, when taken together with Textron's obligations under the indenture pursuant to which the Junior Subordinated Debt Securities are issued and its obligations under the Declaration (as defined below), including its liabilities to pay costs, expenses, debts and liabilities of Textron Capital (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the Preferred Securities. The obligations of Textron under the Guarantee rank
(i) subordinate and junior in right of payment to all other liabilities of Textron, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by Textron and with any guarantee now or hereafter entered into by Textron in respect of any preferred or preference stock of any affiliate of Textron and (iii) senior to Textron's common stock. The obligations of Textron under the Junior Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of Textron, which aggregated approximately $1,689 million at December 30, 1995, and rank pari passu with obligations to or rights of Textron's other general unsecured trade creditors, which aggregated approximately $122 million at December 30, 1995.


     The distribution rate and the distribution payment date and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debt Securities, which will be the sole assets of Textron Capital. As a result, if principal or interest is not paid on the Junior Subordinated Debt Securities, no amounts will be paid on the Preferred Securities. If Textron does not make principal or interest payments on the Junior Subordinated Debt Securities, Textron Capital will not have sufficient funds to make distributions on the Preferred Securities, in which event, the Guarantee will not apply to such distributions until Textron Capital has sufficient funds available therefor.

     Textron has the right to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period on the Junior Subordinated Debt Securities at any time for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by
applicable law) at an annual rate of   % per annum compounded quarterly, and
during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities -- Option to Extend Interest Payment Period," "Risk Factors -- Option to Extend Interest Payment Period and Defer Payment of Interest" and "United States Federal Income
Taxation -- Original Issue Discount."


     The Junior Subordinated Debt Securities are redeemable by Textron, in whole
or in part, from time to time, on or after                , 2001, or at any time
in certain circumstances upon the occurrence of a Tax Event (as defined herein). If Textron redeems Junior Subordinated Debt Securities, Textron Capital must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred
Securities -- Mandatory Redemption of Trust Securities." The Preferred Securities will be redeemed upon maturity of the Junior Subordinated Debt
Securities. The Junior Subordinated Debt Securities mature on                ,
2045. In addition, upon the occurrence of a Special Event arising from a change in law or a change in legal interpretation regarding tax or investment company matters, unless the Junior Subordinated Debt Securities are redeemed in the limited circumstances described herein, Textron Capital shall be dissolved, with the result that the Junior Subordinated Debt Securities will be distributed to the holders of the Preferred Securities, on a pro rata basis, in lieu of any cash distribution. See "Description of the Preferred Securities -- Special Event Redemption or Distribution." In certain circumstances, Textron will have the right to redeem the Junior Subordinated Debt Securities, which would result in the redemption by Textron Capital of Trust Securities in the same amount on a pro rata basis. If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, Textron will use its best efforts to have the Junior Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Junior Subordinated Debt Securities."

     In the event of the involuntary or voluntary dissolution, winding up or termination of Textron Capital, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY


     Textron, together with its subsidiaries, is a global, multi-industry company with operations in six business segments: Aircraft, Automotive, Industrial, Systems and Components, Finance and Paul Revere insurance. The Company's products and services include Bell helicopters, Cessna aircraft, Speidel watchbands, Avco Financial Services, E-Z-GO golf cars, Jacobsen lawn and turf-care equipment and disability insurance provided by The Paul Revere Corporation.

     The Aircraft segment consists of Bell Helicopter ("Bell") and Cessna Aircraft ("Cessna"). Bell is the world's leader in commercial helicopter production, both in number and dollar value of units sold. Cessna is the world's largest designer and manufacturer of light and mid-sized business jets and single-engine utility turboprop aircraft.

     Textron Automotive Company supplies products primarily to automotive original equipment manufacturers. A full-service global supplier of instrument panels, exteriors, interiors, lighting and various functional components, the Company is the leading independent supplier of interior trim components and a major supplier of exterior trim components for cars and trucks made in North America.

     The Industrial segment is comprised of three major business groups: fastening systems, golf, lawn and turf-care equipment and diversified products. The divisions of the Industrial segment sell products to the industrial and consumer markets under a number of worldwide brand names, including E-Z-GO, Jacobsen and Speidel.

     The divisions of the Systems and Components segment manufacture various products and components primarily for the commercial aerospace and defense industries. These products include aircraft structures and controls, smart weapons, amphibious vehicles, advanced materials and a variety of related components.

     The Company's Finance segment consists of Avco Financial Services ("AFS") and Textron Financial Corporation ("TFC"). AFS is a multinational consumer finance company with nearly 1,200 offices serving 1.8 million customers in seven countries. TFC is a diversified commercial finance company that finances the sale of Company and third-party products.

     The Paul Revere Corporation ("Paul Revere") is the leading provider of individual non-cancellable disability insurance in North America. Paul Revere also provides group disability, life and annuity products. Paul Revere is 83 percent owned by Textron and 17 percent publicly owned and traded on the New York Stock Exchange, Inc. ("PRL").

     Textron's corporate office is located at 40 Westminster Street, Providence, Rhode Island 02903; its telephone number is (401) 421-2800.

                              RECENT DEVELOPMENTS


     On January 25, 1996, the Company announced consolidated results for the fourth quarter and fiscal year ended December 30, 1995. Revenues for the quarter were $2.659 billion, as compared with $2.377 billion for the corresponding period in 1994. Net income for the quarter was $127 million, as compared with $112 million for the corresponding period in 1994, and earnings per share were $1.45, as compared with $1.26 per share for the corresponding period in 1994. Revenues for fiscal year 1995 were $9.973 billion, as compared with fiscal 1994 revenues of $9.683 billion. Net income for fiscal year 1995 was $479 million, as compared with $433 million for fiscal 1994, and earnings per share were $5.51, as compared with $4.80 per share for fiscal 1994.

                               TEXTRON CAPITAL I

     Textron Capital is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of October 3, 1995, executed by Textron, as sponsor (the "Sponsor"), and the trustees of Textron Capital (the "Textron Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on October 4, 1995. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." Textron will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of Textron Capital. Textron Capital exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto.

     Pursuant to the Declaration, the number of Textron Trustees will initially be three. Two of the Textron Trustees (the "Regular Trustees") will be persons who are employees or officers of, or who are affiliated with, Textron. Initially, the Regular Trustees will be Richard A. Watson, Senior Vice President and Treasurer, and Gregory E. Hudson, Vice President-Taxes, of Textron. The third trustee will be a financial institution that maintains its principal place of business in the State of Delaware and is unaffiliated with Textron, which trustee will serve as property trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). Initially, The Chase Manhattan Bank, N.A., a national banking association, will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. The Chase Manhattan Bank, N.A., will also act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). See "Description of Trust Guarantees" in the accompanying Prospectus.

     The Institutional Trustee will hold title to the Junior Subordinated Debt Securities for the benefit of the holders of the Trust Securities and, in its capacity as the holder, the Institutional Trustee will have the power to exercise all rights, powers and privileges under the indenture pursuant to which the Junior Subordinated Debt Securities are issued. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Debt Securities for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. Textron, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Textron Trustee and to increase or decrease the number of Textron Trustees; provided, that (i) the number of Textron Trustees shall be at least two and (ii) at least one shall be a Regular Trustee. Textron will pay all fees and expenses related to Textron Capital and the offering of the Trust Securities. See "Description of the Junior Subordinated Debt Securities -- Miscellaneous."

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                                  RISK FACTORS

     Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND JUNIOR SUBORDINATED DEBT SECURITIES


     Textron's obligations under the Guarantee rank (i) subordinate and junior in right of payment to all other liabilities of Textron, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by Textron and with any guarantee now or hereafter entered into by Textron in respect of any preferred or preference stock of any affiliate of Textron and (iii) senior to Textron's common stock. The obligations of Textron under the Junior Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness of Textron and pari passu with obligations to or rights of Textron's other general unsecured creditors. No payment of principal (including redemption payments, if any), premium, if any, or interest on the Junior Subordinated Debt Securities may be made if (i) any Senior Indebtedness of Textron is not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist, or (ii) the maturity of any Senior Indebtedness has been accelerated because of a default. As of December 30, 1995, Senior Indebtedness aggregated approximately $1,689 million. There are no terms in the Preferred Securities, the Junior Subordinated Debt Securities or the Guarantee that limit Textron's ability to incur additional indebtedness, including indebtedness that ranks senior to the Junior Subordinated Debt Securities and the Guarantee. See "Description of Trust Guarantees -- Status of the Trust Guarantees" and "Particular Terms of the Junior Subordinated Debt Securities" in the accompanying Prospectus, and "Description of the Junior Subordinated Debt Securities -- Subordination" herein.


STRUCTURAL SUBORDINATION

     The Junior Subordinated Debt Securities will be obligations of Textron exclusively. Since a significant part of Textron's operations are conducted through subsidiaries, a significant portion of Textron's cash flow and, consequently, its ability to service debt, including the Junior Subordinated Debt Securities, is dependent upon the earnings of its subsidiaries and the transfer of funds by those subsidiaries to Textron in the form of dividends or other transfers, supplemented with borrowings. Financing for Textron is conducted through two separate borrowing groups: the Textron Parent Company Borrowing Group and Textron's finance and insurance subsidiaries. See "Capitalization of Textron Parent Company Borrowing Group." The amount of the net assets of Textron's finance and insurance subsidiaries available for cash dividends and other payments to the Textron Parent Company Borrowing Group is restricted by the terms of lending agreements and statutory requirements applicable to insurance companies. See "Capitalization of Textron Parent Company Borrowing Group."


     In addition, creditors of Textron's subsidiaries would be entitled to a claim on the assets of such subsidiaries prior to any claims by Textron. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to Textron, except to the extent that Textron itself is recognized as a creditor of such subsidiary, in which case the claims of Textron would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Textron. As of December 30, 1995, the subsidiaries of the Textron Parent Company Borrowing Group and Textron's finance and insurance subsidiaries had an aggregate of $8,560 million of outstanding indebtedness and $8,574 million of other obligations. See "Textron Inc. Summary Financial Data."


RIGHTS UNDER THE GUARANTEE

     The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the

Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

     The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent Textron Capital has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by Textron Capital, to the extent Textron Capital has funds available therefor, and
(iii) upon a voluntary or involuntary dissolution, winding-up or termination of Textron Capital (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of Preferred Securities or a redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment to the extent Textron Capital has funds available therefor or (b) the amount of assets of Textron Capital remaining available for distribution to holders of the Preferred Securities in liquidation of Textron Capital. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against Textron to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against Textron Capital, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Trust Preferred Securities may directly institute a proceeding against Textron to enforce the right to receive payment under the Trust Guarantee. If Textron were to default on its obligation to pay amounts payable on the Junior Subordinated Debt Securities, Textron Capital would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement (1) by the Institutional Trustee of its rights as registered holder of the Junior Subordinated Debt Securities against Textron pursuant to the terms of the Junior Subordinated Debt Securities or (2) by such holder of its right against Textron to enforce payments on Junior Subordinated Debt Securities. See "Description of Trust Guarantees" and "Description of Debt Securities -- Particular Terms of the Junior Subordinated Debt Securities" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Institutional Trustee of its rights as a holder of the Junior Subordinated Debt Securities against Textron. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any holder of Preferred Securities may institute a legal proceeding directly against Textron to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Textron to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Junior Subordinated Debt Securities. In connection with such Direct Action, Textron will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Textron to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Textron has the right under the Indenture (as defined herein) to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period from time to time on the Junior Subordinated Debt Securities for an Extension Period not exceeding 20 consecutive quarterly interest periods during which no interest shall be due and payable, provided that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by Textron Capital during any such extended interest payment period. In the event that Textron exercises this right to defer interest payments, then, pursuant to the Indenture, (a) Textron shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto, and (b) Textron shall not make any payment of interest, principal (or premium, if any, on) or repay, repurchase or redeem any debt securities issued by Textron which rank pari passu with or junior to such Junior Subordinated Debt Securities. The Indenture, however, will except from the foregoing (i) any stock dividends paid by Textron where the dividend stock is the same stock as that on which the dividend is being paid and
(ii) any purchases by Textron of its common stock from The Paul Revere Corporation ("Paul Revere") or its subsidiaries pursuant to the Agreement to Purchase Stock, dated April 12, 1990, among Textron, The Paul Revere Life Insurance Company, The Paul Revere Protective Life Insurance Company and The Paul Revere Variable Annuity Insurance Company, and the Stock Purchase Agreement, dated as of September 23, 1993, between Textron and Paul Revere (together, the "Paul Revere Stock Purchase Agreements"). Prior to the termination of any Extension Period, Textron may further extend such Extension Period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, Textron may commence a new Extension Period, subject to the above requirements. Textron may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to nine Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debt Securities. See "Description of the Preferred Securities -- Distributions" and "Description of the Junior Subordinated Debt Securities -- Option to Extend Interest Payment Period."

     Should Textron exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue income (as original issue discount ("OID")) in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed, to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from Textron Capital related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. Textron has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debt Securities. However, should Textron determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of Textron's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Junior Subordinated Debt Securities) may be more volatile than other securities on which OID accrues that do not have such rights. See "United States Federal Income Taxation -- Original Issue Discount."

PROPOSED TAX LEGISLATION

     On December 7, 1995, as part of President Clinton's Seven-Year Balanced Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that would treat certain debt instruments issued on or after December 7, 1995, including debt instruments such as the Junior Subordinated Debt Securities, as equity for United States federal income tax purposes. On December 19, 1995, the Treasury Department issued a press release stating its intention to include as part of the Proposed Legislation transition relief for debt instruments issued pursuant to a registration statement filed with the Securities and Exchange Commission (the "SEC") on or before December 7, 1995, to the extent of the aggregate amount of such debt instruments described in the registration statement or in contemporaneous documents of the issuer. Based on the Treasury Department's statement regarding transitional relief, it is expected that the Proposed Legislation, if enacted without substantial modification, would not apply to the Junior Subordinated Debt Securities because the Junior Subordinated Debt Securities are being issued pursuant to a shelf registration statement containing a form of prospectus supplement filed with the SEC prior to December 7, 1995 and the aggregate amount of the Junior Subordinated Debt Securities to be sold will not exceed the maximum aggregate amount evidenced in contemporaneous documents of Textron. There can be no assurances, however, that the Proposed Legislation, if enacted, will include transition relief applicable to the Junior Subordinated Debt Securities or that other legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Junior Subordinated Debt Securities. If legislation is enacted that adversely affects the tax treatment of the Junior Subordinated Debt Securities, such legislation could result in the distribution of the Junior Subordinated Debt Securities to holders of the Trust Securities or, in certain limited circumstances, the redemption of such securities by Textron. See "Description of Preferred Securities -- Special Event Redemption or Distribution."

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     Upon the occurrence of a Special Event, Textron Capital shall be dissolved, except in the limited circumstance described below, with the result that the Junior Subordinated Debt Securities would be distributed to the holders of the Trust Securities in connection with the liquidation of Textron Capital. In certain circumstances in connection with a Tax Event, Textron shall have the right to redeem the Junior Subordinated Debt Securities, in whole or in part, in lieu of a distribution of the Junior Subordinated Debt Securities by Textron Capital, in which event Textron Capital will redeem the Trust Securities on a pro rata basis to the same extent as the Junior Subordinated Debt Securities are redeemed by Textron. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

     Under current United States federal income tax law, a distribution of Junior Subordinated Debt Securities upon the dissolution of Textron Capital would not be a taxable event to holders of the Preferred Securities. Upon the occurrence of a Special Event, however, a dissolution of Textron Capital in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation -- Receipt of Junior Subordinated Debt Securities or Cash Upon Liquidation of Textron Capital."

     There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of Textron Capital were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debt Securities that a holder of Preferred Securities may receive on dissolution and liquidation of Textron Capital, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debt Securities upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debt Securities and should carefully review all the information regarding the Junior Subordinated Debt Securities contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Junior Subordinated Debt
Securities -- General."

LIMITED VOTING RIGHTS

     Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Textron Trustees, which voting rights are vested exclusively in the holder of the Common Securities. See "Description of Preferred Securities -- Voting Rights."

TRADING PRICE

     The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debt Securities. A holder who disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debt Securities to the date of disposition in income as ordinary income (i.e., OID), and to add such amount to its adjusted tax basis in its pro rata share of the underlying Junior Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation -- Original Issue Discount" and "
-- Sales of Preferred Securities."

                                  TEXTRON INC.

                             SUMMARY FINANCIAL DATA

     The following table sets forth selected historical financial data with respect to the Company for the periods indicated. The selected historical financial data for each of the five years in the period ended December 31, 1994, are derived from the consolidated financial statements of the Company, which statements have been audited by Ernst & Young LLP, independent auditors. See "Experts" in the accompanying Prospectus. The selected historical financial data for the nine months ended September 30, 1995 and October 1, 1994 are derived from the unaudited consolidated financial statements of the Company for such periods and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for the entire year ending December 30, 1995. The selected historical financial data should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Quarterly Report on Form 10-Q for the nine months ended September 30, 1995, which are incorporated by reference into this Prospectus Supplement. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                        NINE MONTHS ENDED
                                     -----------------------                                  YEAR
                                     SEPT. 30,     OCT. 1,       --------------------------------------------------------------
                                        1995         1994           1994         1993         1992         1991         1990
                                     ----------   ----------     ----------   ----------   ----------   ----------   ----------
                                                                           (IN MILLIONS)
REVENUES
Sales..............................  $    4,763   $    5,084     $    6,678   $    6,271   $    5,616   $    5,211   $    5,470
Interest, discount and service
  charges..........................       1,165          981          1,333        1,260        1,273        1,184        1,139
Insurance premiums.................       1,036          908          1,233        1,137        1,094        1,073          975
Investment income (including net
  realized investment gains).......         350          333            439          410          365          372          333
                                         ------       ------         ------       ------       ------       ------       ------
    Total revenues.................       7,314        7,306          9,683        9,078        8,348        7,840        7,917
                                         ------       ------         ------       ------       ------       ------       ------
COSTS AND EXPENSES
Cost of sales......................       3,905        4,241          5,514        5,210        4,560        4,185        4,425
Selling and administrative.........       1,137        1,115          1,489        1,438        1,402        1,330        1,289
Interest...........................         609          489            665          668          743          754          775
Provision for losses on collection
  of finance receivables, less
  recoveries.......................         120          117            162          153          160          135          123
Insurance benefits and increase in
  policy liabilities...............         844          724            992          850          824          812          720
Amortization of insurance policy
  acquisition costs................         101           81            107          143          132          129          126
                                         ------       ------         ------       ------       ------       ------       ------
    Total costs and expenses.......       6,716        6,767          8,929        8,462        7,821        7,345        7,458
                                         ------       ------         ------       ------       ------       ------       ------
Income before income taxes.........         598          539            754          616          527          495          459
Income taxes.......................        (236)        (207)          (308)        (234)        (203)        (195)        (176)
Elimination of minority interest in
  net income of Paul Revere........         (10)         (11)           (13)          (3)          --           --           --
                                         ------       ------         ------       ------       ------       ------       ------
Income before cumulative effect of
  changes in accounting
  principles.......................         352          321            433          379          324          300          283
Cumulative effect of changes in
  accounting principles, net of
  income taxes.....................          --           --             --           --         (679)          --           --
                                         ------       ------         ------       ------       ------       ------       ------
Net income (loss)..................  $      352   $      321     $      433   $      379   $     (355)  $      300   $      283
                                         ======       ======         ======       ======       ======       ======       ======
FINANCIAL POSITION
Total assets.......................  $   22,712   $   20,737     $   20,925   $   19,658   $   18,367   $   15,737   $   14,892
Debt:
  Textron Parent Company Borrowing
    Group..........................  $    1,669   $    1,851     $    1,582   $    2,025   $    2,283   $    1,820   $    1,925
  Finance and insurance
    subsidiaries...................  $    8,536   $    7,252     $    7,782   $    6,847   $    6,440   $    5,664   $    5,319
Shareholders' equity...............  $    3,226   $    2,995     $    2,882   $    2,780   $    2,488   $    2,928   $    2,662
                                         ------       ------         ------       ------       ------       ------       ------
OTHER DATA
Capital expenditures...............  $      197   $      198     $      302   $      252   $      217   $      156   $      191
Depreciation.......................  $      154   $      163     $      212   $      206   $      199   $      182   $      179

                                  TEXTRON INC.

ADDITIONAL INFORMATION ON INVENTORIES

     Textron uses the program method of accounting for its subcontract work in connection with a commercial aircraft program, wherein it is producing wing components for aircraft being manufactured by Airbus Industrie, a consortium of aircraft manufacturers. The program method -- which, while not codified in authoritative literature and used by few public companies (mainly commercial airframe manufacturers), has evolved in practice (with origins prior to the issuance in 1981 of Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," an updated codification of contract accounting, which Textron follows with respect to contracts other than those under the Airbus program) -- consists of estimating the entire quantity of units to be produced over the life of the program and the related revenues, costs, and profits to be realized and recognizing those profits throughout that period. As sales are recorded, cost of sales is determined on a program-average method and is computed as a percentage of the sale price of the units being sold under the program. The program method has been used by Textron in accounting for this program since the criteria required for its use are present -- that is, (a) at the beginning of the program (in
1988) Textron did not yet have firm orders that would, by themselves, recover all of the initial investment in design, development, tooling, and early production effort and (b) Textron has the ability to make reasonably dependable estimates of the number of units to be produced, the period of time over which they will be delivered, and the associated costs and selling prices.

     Textron does not use the program method of accounting in connection with any of its government contracts.

     Inventories include $176 million at December 30, 1994, $162 million at January 1, 1994, and $117 million at January 2, 1993 of unamortized tooling and deferred learning costs related to Textron's subcontract work under the Airbus A330/340 program. Textron has been using a program size of 400 aircraft in accounting for this program since its inception. It had firm orders as of the end of 1994 from its two customers under the program, both of which are members of the consortium producing the aircraft and each of which is producing different sections of the wings for the aircraft, covering 150 and 207 sets of wing components, respectively; the corresponding orders as of the end of 1993 and 1992 were 114 and 157, respectively, and 78 and 157, respectively. (Airbus Industrie had firm orders as of the end of 1994 for 263 A330/340s.) Textron has delivered 120 units to one customer and 106 units to the other customer through the end of 1994; deliveries in 1994 were 36 and 42 units, in 1993 were 33 and 30 units, and in 1992 were 26 and 24 units. Current customer delivery schedules call for completion of deliveries of the 400 units in the year 2001.

     The portion of the unamortized tooling and deferred learning costs that would not be absorbed in cost of sales based on firm orders to Textron at December 30, 1994 -- that is, assuming the aircraft program were to be canceled after Textron completed deliveries under those orders -- was $157 million (the corresponding amounts at the end of 1993 and 1992 were $185 million and $191 million, respectively). Textron continues to believe that in view of the orders to date and outlook for the aircraft in the marketplace and the customer contractual arrangements that exist on this program, it will recover all such costs.

            CAPITALIZATION OF TEXTRON PARENT COMPANY BORROWING GROUP

     The following table sets forth the unaudited summary capitalization at September 30, 1995 of the Textron Parent Company Borrowing Group, and is adjusted to reflect the application of the estimated net proceeds from the sale of Preferred Securities. See "Use of Proceeds." The table should be read in conjunction with Textron Inc.'s consolidated financial statements and notes thereto and other financial data incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.


                                                                         AT SEPTEMBER 30, 1995
                                                                      ---------------------------
                                                                      ACTUAL       AS ADJUSTED(1)
                                                                      ------       --------------
                                                                             (IN MILLIONS)
DEBT:(2)(3)
  Short-term borrowings............................................   $   50           $   50
  Long-term borrowings.............................................    1,619            1,135
                                                                      ------           ------
          Total debt...............................................    1,669            1,185
                                                                      ------           ------
TEXTRON-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
  SUBSIDIARY TRUST HOLDING SOLELY SUBORDINATED DEBT
  SECURITIES(4)....................................................       --              484

SHAREHOLDERS' EQUITY:
  Preferred stock..................................................       15               15
  Common stock.....................................................       12               12
  Capital surplus..................................................      738              738
  Retained earnings................................................    2,771            2,771
  Other............................................................       42               42
                                                                      ------           ------
                                                                       3,578            3,578
          Less cost of treasury shares.............................      352              352
                                                                      ------           ------
          Total shareholders' equity...............................    3,226            3,226
                                                                      ------           ------
          Total capitalization.....................................   $4,895           $4,895
                                                                      ======           ======

---------------

(1) Adjusted for the sale of 20,000,000 Preferred Securities, the application of the estimated net proceeds to the purchase of Junior Subordinated Debt Securities of Textron and the application by Textron of the estimated net proceeds of Junior Subordinated Debt Securities for the purpose set forth under "Use of Proceeds."


(2) Textron consists of two borrowing groups -- the Textron Parent Company Borrowing Group and its finance and insurance subsidiaries. This framework is designed to enhance the borrowing power of the total company by separating borrowing oriented units of a specialized business nature such as financial services. The finance and insurance subsidiaries finance their respective operations by borrowing from their own group of external creditors.

(3) The amount of the net assets of Textron's finance and insurance subsidiaries available for cash dividends and other payments to the Textron Parent Company Borrowing Group is restricted by the terms of lending agreements and insurance statutory requirements. As of December 31, 1994, approximately $245 million of their net assets of $2.2 billion was available to be transferred to the Textron Parent Company Borrowing Group pursuant to these restrictions. AFS' and TFC's loan agreements also contain various restrictive provisions regarding additional debt, the creation of liens or guarantees and the making of investments.

(4) As described in this Prospectus Supplement, the sole asset of the Trust will
    be $          principal amount of   % Junior Subordinated Deferrable
    Interest Debentures due 2045 of Textron.


                                    TEXTRON INC.
                          RATIO OF INCOME TO FIXED CHARGES

     The following table sets forth unaudited ratios of income to fixed charges of Textron for the periods indicated.

                                                NINE MONTHS ENDED
                                              ---------------------                 YEAR
                                              SEPT. 30,     OCT. 1,   --------------------------------
                                                1995         1994     1994   1993   1992   1991   1990
                                              ---------     -------   ----   ----   ----   ----   ----
    Textron Parent Company Borrowing
      Group(a)(b)(c)(d)(f)..................     3.02         2.52    2.80   2.07   1.88   1.95   2.06
    Textron Inc. including all
      majority-owned
      subsidiaries(d)(e)(f).................     1.91         2.00    2.04   1.86   1.67   1.62   1.56

---------------
(a) The Textron Parent Company Borrowing Group consists of all Textron entities other than its finance and insurance subsidiaries.

(b) For the purpose of calculating the ratio of income to fixed charges for the Textron Parent Company Borrowing Group, "income" consists of income before income taxes, excluding the equity in the undistributed pre-tax income of the finance and insurance subsidiaries, and fixed charges. "Fixed charges" include interest expense (including interest unrelated to borrowings (principally interest accretion) of $26 million and $27 million for the nine months ended September 30, 1995 and October 1, 1994, respectively, and $37 million in 1994, $37 million in 1993, $36 million in 1992, $27 million in 1991, and $26 million in 1990) and one-third of rental expense (which is deemed representative of the interest factor in rental expense), excluding interest and rental expense of the finance and insurance subsidiaries.

(c) Income for the Textron Parent Company Borrowing Group in 1990 includes an extraordinary dividend of $50 million from Textron's finance and insurance subsidiaries.

(d) Income in 1992 excludes the cumulative effect of changes in accounting principles.

(e) For the purpose of calculating the ratio of income to fixed charges for Textron Inc. including all majority-owned subsidiaries, "income" consists of income before income taxes, including income of the finance and insurance subsidiaries after elimination of minority interest in pretax income of Paul Revere, and fixed charges. "Fixed charges" include interest expense (including interest unrelated to borrowings (principally interest accretion) of $26 million and $27 million for the nine months ended September 30, 1995 and October 1, 1994, respectively, and $37 million in 1994, $37 million in 1993, $36 million in 1992, $27 million in 1991, and $26 million in 1990) and one-third of rental expense (which is deemed representative of the interest factor in rental expense), including interest and rental expense of the finance and insurance subsidiaries.

(f) The ratio of income to combined fixed charges and preferred stock dividends for the Textron Parent Company Borrowing Group and Textron Inc. including all majority-owned subsidiaries is not materially different from the amounts reported above.


                              ACCOUNTING TREATMENT

     The financial statements of Textron Capital will be reflected in Textron's consolidated financial statements with the Preferred Securities shown as Company-Obligated Mandatorily Redeemable Preferred Securities of the Trust
Holding Solely $          Principal Amount of    % Junior Subordinated
Deferrable Interest Debentures due 2045 of Textron.

                                USE OF PROCEEDS


     All of the proceeds from the sale of the Preferred Securities will be invested by Textron Capital in Junior Subordinated Debt Securities of Textron issued pursuant to the Indenture therefor described herein and will be used by Textron for repayment of long-term borrowings and, ultimately, for general corporate purposes, which may include capital expenditures, investments in subsidiaries, working capital, repayment of loans under bank credit agreements, repurchases of outstanding common shares under Textron's repurchase program and other business opportunities.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, The Chase Manhattan Bank, N.A., will act as indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration (a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part), the Trust Act and the Trust Indenture Act.

GENERAL

     The Declaration authorizes the Regular Trustees to issue on behalf of Textron Capital the Trust Securities, which represent undivided beneficial interests in the assets of Textron Capital. All of the Common Securities will be owned, directly or indirectly, by Textron. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by Textron Capital of any securities other than the Trust Securities or the incurrence of any indebtedness by Textron Capital. Pursuant to the Declaration, the Institutional Trustee will own the Junior Subordinated Debt Securities purchased by Textron Capital for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by Textron Capital, and payments upon redemption of the Preferred Securities or liquidation of Textron Capital, are guaranteed by Textron to the extent described under "Description of Trust Guarantees" in the accompanying Prospectus. The Guarantee will be held by The Chase Manhattan Bank, N.A., the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when Textron Capital does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities. See "Description of the Preferred Securities -- Voting Rights."

DISTRIBUTIONS

     Distributions on the Preferred Securities will be fixed at a rate per annum
of   % of the stated liquidation amount of $25 per Preferred Security.
Distributions in arrears for more than one quarter will bear interest thereon at
the rate per annum of   % thereof compounded quarterly. The term "distribution"
as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.


     Distributions on the Preferred Securities will be cumulative, will accrue
from             , 1996, and will be payable quarterly in arrears on March 31,
June 30, September 30 and December 31 of each year, commencing March 31, 1996, when, as and if available for payment, distributions will be made by the Institutional Trustee, except as otherwise described below.


     Textron has the right under the Indenture to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period from time to time on the Junior Subordinated Debt Securities for an Extension Period not exceeding 20 consecutive quarterly interest periods during which no interest shall be due and payable, provided that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. As a consequence of such extension, quarterly distributions on the Preferred Securities would be deferred (though such distributions would continue to accrue with interest thereon compounded quarterly, since interest would continue to accrue on the Junior Subordinated Debt Securities) during any such extended interest payment period. In the event that Textron exercises this right, then, pursuant to the Indenture, (a) Textron shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto, and (b) Textron shall not make any payment of interest, principal (or premium, if any, on) or repay, repurchase or redeem any debt securities issued by Textron which rank pari passu with or junior to such Junior Subordinated Debt Securities. The Indenture, however, will except from the foregoing (i) any stock dividends paid by Textron where the dividend stock is the same stock as that on which the dividend is being paid and (ii) any purchases by Textron of its common stock from Paul Revere or its subsidiaries pursuant to the Paul Revere Stock Purchase Agreements. Prior to the termination of any Extension Period, Textron may further extend such Extension Period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, Textron may commence a new Extension Period, subject to the above requirements. Textron may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to nine Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities -- Interest" and " -- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of Textron Capital on the record date next following the termination of such deferral period.

     Distributions on the Preferred Securities must be paid on the dates payable to the extent that Textron Capital has funds available for the payment of such distributions in the Property Account. Textron Capital's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from Textron on the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities." The payment of distributions out of moneys held by Textron Capital is guaranteed by Textron to the extent set forth under "Description of Trust Guarantees" in the accompanying Prospectus.

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of Textron Capital on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Institutional Trustee who will hold amounts received in respect of the Junior Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates, which shall be more than one Business Day prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such record date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) are permitted or required by any applicable law to close.

MANDATORY REDEMPTION OF TRUST SECURITIES


     The Junior Subordinated Debt Securities will mature on             , 2045,
and may be redeemed, in whole or in part, at any time on or after             ,
2001, or at any time in certain circumstances upon the occurrence of a Tax Event (as described under "Special Event Redemption or Distribution" below). See "Description of the Junior Subordinated Debt Securities -- Optional Redemption." Upon the repayment of the Junior Subordinated Debt Securities, whether at maturity or upon redemption (either at the option of Textron or pursuant to a Tax Event), the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so repaid or redeemed at the Redemption Price; PROVIDED, that holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed PRO RATA as described under "Book-Entry Only Issuance -- The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     "Tax Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date), in either case after the date of this Prospectus Supplement, there is more than an insubstantial risk that (i) Textron Capital would be subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debt Securities, (ii) interest payable to Textron Capital on the Junior Subordinated Debt Securities would not be deductible by Textron for United States federal income tax purposes or (iii) Textron Capital would be subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that Textron Capital is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.

     If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, Textron Capital shall, except in the limited circumstances described below, be dissolved with the result that the Junior Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in Textron Capital on a PRO RATA basis within 90 days following the occurrence of such Special Event; PROVIDED, HOWEVER, that in the case of the occurrence of a Tax Event, such dissolution and distribution shall be conditioned on the Regular Trustees' receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Debt Securities and, PROVIDED, FURTHER, that, if at the time there is available to Textron Capital the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on Textron Capital, Textron or the holders of the Trust Securities, Textron Capital will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) Textron has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that Textron would be precluded from deducting the interest on the Junior Subordinated Debt Securities for United States federal income tax purposes, even after the Junior Subordinated Debt Securities were distributed to the holders of Trust Securities in liquidation of such holders' interests in Textron Capital as described above, or (ii) the Regular Trustees shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion to Textron Capital, Textron shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Junior Subordinated Debt Securities, in whole or in part, for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed shall be redeemed by Textron Capital at the Redemption Price on a PRO RATA basis; PROVIDED, HOWEVER, that if at the time there is available to Textron or Textron Capital the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that has no adverse effect on Textron Capital, Textron or the holders of the Trust Securities, Textron or Textron Capital will pursue such measure in lieu of redemption.

     If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, Textron will use its best efforts to cause the Junior Subordinated Debt Securities to be listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

     After the date for any distribution of Junior Subordinated Debt Securities upon dissolution of Textron Capital, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the securities depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debt Securities to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent Junior Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on such Preferred Securities until such certificates are presented to Textron or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for either the Preferred Securities or the Junior Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of Textron Capital were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debt Securities that an investor may receive if a dissolution and liquidation of Textron Capital were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     Textron Capital may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     If Textron Capital gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Textron has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debt Securities, Textron Capital will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by Textron Capital, or by Textron pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described below under "Book-Entry Only Issuance -- The Depository Trust Company."

     Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), Textron or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of Textron Capital (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of Textron Capital, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Junior Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities.

     If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because Textron Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Textron Capital on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.


     Pursuant to the Declaration, Textron Capital shall terminate (i) on
            , 2051, the expiration of the term of the Trust, (ii) upon the bankruptcy of Textron or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or Textron, the filing of a certificate of cancellation with respect to Textron Capital, or the revocation of the charter of the holder of the Common Securities or Textron and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Junior Subordinated Debt Securities upon the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, Textron or Textron Capital, or (vi) upon the redemption of all the Trust Securities.


DECLARATION EVENTS OF DEFAULT

     An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

     If the Property Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any holder of Preferred Securities may institute a legal proceeding against Textron to enforce the Property Trustee's rights under the Subordinated Debt Securities. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Textron to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debt Securities. In connection with such Direct Action, Textron will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Textron to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities.

     Upon the occurrence of a Declaration Event of Default, the Institutional Trustee as the sole holder of the Junior Subordinated Debt Securities will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debt Securities to be immediately due and payable. Textron and Textron Capital are each required to file annually with the Institutional Trustee an officers' certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

     Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of Trust Guarantees -- Modification of Trust Guarantees; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

     Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Junior Subordinated Debt Securities, to (i) exercise the remedies available under the Indenture with respect to the Junior Subordinated Debt Securities, (ii) waive any past Indenture Event of Default that is waivable under Section 5.13 of the Base Indenture (as defined herein), or (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debt Securities shall be due and payable; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Junior Subordinated Debt Securities (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any record holder of Preferred Securities may, after such holder's written request to the Institutional Trustee to enforce such rights, institute a legal proceeding directly against Textron to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Junior Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, Textron Capital will not fail to be classified as a grantor trust for United States federal income tax purposes.

     In the event the consent of the Institutional Trustee, as the holder of the Junior Subordinated Debt Securities, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super Majority represents of the aggregate principal amount of the Junior Subordinated Debt Securities outstanding. The Institutional Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of tax counsel to the affect that for the purposes of United States federal income tax Textron Capital will not be classified as other than a grantor trust.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for Textron Capital to redeem and cancel Preferred Securities or distribute Junior Subordinated Debt Securities in accordance with the Declaration.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by Textron or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Textron, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

     The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

     Holders of the Preferred Securities will have no rights to appoint or remove the Textron Trustees, who may be appointed, removed or replaced solely by Textron as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of Textron Capital other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause Textron Capital to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee or (iii) cause Textron Capital to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     Textron Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. Textron Capital may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of Textron Capital under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Textron expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee, in its capacity as the holder of the Junior Subordinated Debt Securities, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of Textron Capital, (vii) prior to such merger, consolidation, amalgamation or replacement, Textron has received an opinion of a nationally recognized independent counsel to Textron Capital experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither Textron Capital nor such successor entity will be required to register as an investment company under the 1940 Act and
(viii) Textron guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing, Textron Capital shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause Textron Capital or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE-THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with

DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Preferred Securities in accordance with its procedures.

     Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to Textron Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Textron and Textron Capital believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in Textron Capital.

     Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, Textron Capital or Textron, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of Textron Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to Textron Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of Textron) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Textron and Textron Capital believe to be reliable, but neither Textron nor Textron Capital takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action following a Declaration Event of Default.

PAYING AGENT

     In the event that the Preferred Securities do not remain in book-entry only form, the following provisions would apply:

     The Institutional Trustee will act as paying agent and may designate an additional or substitute paying agent at any time.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of Textron Capital, but upon payment (with the giving of such indemnity as Textron Capital or Textron may require) in respect of any tax or other government charges that may be imposed in relation to it.

     Textron Capital will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

     The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate Textron Capital in such a way so that Textron Capital will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes. Textron is authorized and directed to conduct its affairs so that the Junior Subordinated Debt Securities will be treated as indebtedness of Textron for United States federal income tax purposes. In this connection, Textron and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Textron Capital or the certificate of incorporation of Textron, that each of Textron and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

     Holders of the Preferred Securities have no preemptive rights.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

     Set forth below is a description of the specific terms of the Junior Subordinated Debt Securities in which Textron Capital will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Junior Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Junior Subordinated
Indenture, dated as of             , 1996, (the "Base Indenture") between
Textron and The Chase Manhattan Bank, N.A., as Trustee (the "Indenture Trustee"), as supplemented by a First Supplemental Indenture, dated as of
            , 1996 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as Exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Indenture.

     Under certain circumstances involving the dissolution of Textron Capital following the occurrence of a Special Event, Junior Subordinated Debt Securities may be distributed to the holders of the Trust Securities in liquidation of Textron Capital. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

     If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, Textron will use its best efforts to have the Junior Subordinated Debt Securities listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL

     The Junior Subordinated Debt Securities will be issued as unsecured debt under the Indenture. The Junior Subordinated Debt Securities will be limited in
aggregate principal amount to approximately $          , such amount being the
sum of the aggregate stated liquidation of the Preferred Securities and the capital contributed by Textron in exchange for the Common Securities (the "Textron Payment").

     The Junior Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Junior Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and
Additional Interest (as defined herein), if any, on             , 2045.


     If Junior Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in Textron Capital, such Junior Subordinated Debt Securities will initially be issued in the form of one or more Global Securities (as defined under "Book-Entry and Settlement" below). As described herein, under certain limited circumstances, Junior Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "Book-Entry and Settlement" below. In the event that Junior Subordinated Debt Securities are issued in certificated form, such Junior Subordinated Debt Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debt Securities issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Junior Subordinated Debt Securities. In the event Junior Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debt Securities will be registrable and Junior Subordinated Debt Securities will be exchangeable for Junior Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in New York, New York; provided, that payment of interest may be made at the option of Textron by check mailed to the address of the persons entitled thereto.


     There are no covenants or provisions in the Indenture which would afford the holders of the Junior Subordinated Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Textron that may adversely affect such holders.

SUBORDINATION

     The Indenture provides that the Junior Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of Textron. No payment of principal (including redemption payments), premium, if any, or interest on the Junior Subordinated Debt Securities may be made if (i) any Senior Indebtedness of Textron is not paid when due, (ii) any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (iii) the maturity of any Senior Indebtedness of Textron has been accelerated because of a default. Upon any distribution of assets of Textron to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Textron must be paid in full before the holders of Junior Subordinated Debt Securities are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Junior Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness of Textron to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debt Securities are paid in full.

     The term "Senior Indebtedness" means, with respect to Textron, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor, for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise and
(vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Junior Subordinated Debt Securities and (2) any indebtedness between or among such obligor or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) any other Textron Trust or a trustee of such trust and (b) any other trust, or a trustee of such trust, partnership or other entity affiliated with Textron that is a financing vehicle of Textron (a "financing entity") in connection with the issuance by such financial entity of Preferred Securities or other securities that rank pari passu with, or junior to, the Preferred Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.


     The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Textron. As of December 30, 1995, Senior Indebtedness of Textron aggregated approximately $1,689 million.


OPTIONAL REDEMPTION


     Textron shall have the right to redeem the Junior Subordinated Debt
Securities, in whole or in part, from time to time, on or after             ,
2001, or at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities -- Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Junior Subordinated Debt Securities would result in the delisting of the Preferred Securities, Textron may only redeem the Junior Subordinated Debt Securities in whole.

PROPOSED TAX LEGISLATION

     On December 7, 1995, as part of President Clinton's Seven-Year Balanced Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that would treat certain debt instruments issued on or after December 7, 1995, including debt instruments such as the Junior Subordinated Debt Securities, as equity for United States federal income tax purposes. On December 19, 1995, the Treasury Department issued a press release stating its intention to include as part of the Proposed Legislation transition relief for debt instruments issued pursuant to a registration statement filed with the SEC on or before December 7, 1995, to the extent of the aggregate amount of such debt instruments described in the registration statement or in contemporaneous documents of the issuer. Based on the Treasury Department's statement regarding transitional relief, it is expected that the Proposed Legislation, if enacted without substantial modification, would not apply to the Junior Subordinated Debt Securities because the Junior Subordinated Debt Securities are being issued pursuant to a shelf registration statement containing a form of prospectus supplement filed with the SEC prior to December 7, 1995 and the aggregate amount of the Junior Subordinated Debt Securities to be sold will not exceed the maximum aggregate amount evidenced in contemporaneous documents of Textron. There can be no assurances, however, that the Proposed Legislation, if enacted, will include transition relief applicable to the Junior Subordinated Debt Securities or that other legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Junior Subordinated Debt Securities. If legislation is enacted that adversely affects the tax treatment of the Junior Subordinated Debt Securities, such legislation could result in the distribution of the Junior Subordinated Debt Securities to holders of the Trust Securities or, in certain limited circumstances, the redemption of such securities by Textron. See "Description of Preferred Securities -- Special Event Redemption or Distribution."

INTEREST


     Each Junior Subordinated Debt Security shall bear interest at the rate of % per annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date"), commencing March 31, 1996, to the person in whose name such Junior Subordinated Debt Security is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Junior Subordinated Debt Securities shall not continue to remain in book-entry only form, Textron shall have the right to select record dates, which shall be more than one Business Day prior to the Interest Payment Date.


     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Junior Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Textron shall have the right at any time, and from time to time, during the term of the Junior Subordinated Debt Securities, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period, Textron shall pay all interest then accrued and unpaid (including any Additional Interest, as herein defined) together with interest thereon compounded quarterly at the rate specified for the Junior Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, (a) Textron will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto, and (b) Textron shall not make any payment of interest, principal (or premium, if any, on) or repay, repurchase or redeem any debt securities issued by Textron which rank pari passu with or junior to such Junior Subordinated Debt Securities. The Indenture, however, will except from the foregoing (i) any stock dividends paid by Textron where the dividend stock is the same stock as that on which the dividend is being paid and (ii) any purchases by Textron of its common stock from Paul Revere or its subsidiaries pursuant to the Paul Revere Stock Purchase Agreements. Prior to the termination of any Extension Period, Textron may further defer payments of interest by extending such Extension Period; provided, however, that such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, Textron may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. Textron has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debt Securities. If the Institutional Trustee shall be the sole holder of the Junior Subordinated Debt Securities, Textron shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution is payable. The Regular Trustees shall give notice of Textron's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee shall not be the sole holder of the Junior Subordinated Debt Securities, Textron shall give the holders of the Junior Subordinated Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which Textron is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Junior Subordinated Debt Securities of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

     If at any time Textron Capital shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, Textron will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by Textron Capital after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts Textron Capital would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

     If any Indenture Event of Default shall occur and be continuing, the Institutional Trustee, as the holder of the Junior Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Junior Subordinated Debt Securities (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debt Securities. See "Description of Debt Securities -- Events of Default" and " -- Particular Terms of the Junior Subordinated Debt Securities" in the accompanying Prospectus for a description of the Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Junior Subordinated Debt Securities. See "Description of the Preferred Securities -- Declaration Events of Default" and
" -- Voting Rights."

     Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of Textron to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable, Textron acknowledges that, in such event, a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debt Securities. Notwithstanding any payments made to such holder of Preferred Securities by Textron in connection with a Direct Action, Textron shall remain obligated to pay the principal of or interest on the Junior Subordinated Debt Securities held by Textron Capital or the Property Trustee of Textron Capital, and Textron shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities.

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of Textron Capital as a result of the occurrence of a Special Event, the Junior Subordinated Debt Securities will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Debt Securities represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debt Securities in definitive form and will not be considered the Holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

     If Junior Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in Textron Capital, DTC will act as securities depositary for the Junior Subordinated Debt Securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Textron may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depository for the Global Securities.

     None of Textron, Textron Capital, the Indenture Trustee, any paying agent and any other agent of Textron or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

     A Global Security shall be exchangeable for Junior Subordinated Debt Securities registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies Textron that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) Textron, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to such Junior Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Debt Securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

MISCELLANEOUS

     The Indenture will provide that Textron will pay all fees and expenses related to (i) the offering of the Trust Securities and the Junior Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of Textron Capital, (iii) the retention of the Textron Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Preferred Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by Textron.

                        EFFECT OF OBLIGATIONS UNDER THE
             JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

     As set forth in the Declaration, the sole purpose of Textron Capital is to issue the Trust Securities evidencing undivided beneficial interests in the assets of Textron Capital, and to invest the proceeds from such issuance and sale in the Junior Subordinated Debt Securities.

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Junior Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) Textron shall pay all, and Textron Capital shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of Textron Capital other than with respect to the Trust Securities; and (iv) the Declaration further provides that the Textron Trustees shall not cause or permit Textron Capital to, among other things, engage in any activity that is not consistent with the purposes of Textron Capital.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by Textron as and to the extent set forth under "Description of Trust Guarantees" in the accompanying Prospectus. If Textron does not make interest payments on the Junior Subordinated Debt Securities purchased by Textron Capital, it is expected that Textron Capital will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a full and unconditional guarantee from the time of its issuance but does not apply to any payment of distributions unless and until Textron Capital has sufficient funds for the payment of such distributions.

     The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that Textron has made a payment of interest or principal on the Junior Subordinated Debt Securities held by Textron Capital as its sole asset. The Guarantee, when taken together with Textron's obligations under the Junior Subordinated Debt Securities and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of Textron Capital (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts on the Preferred Securities.

     If Textron fails to make interest or other payments on the Junior Subordinated Debt Securities when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Book Entry Only Issuance -- The Depository Trust Company" and
" -- Voting Rights," may direct the Institutional Trustee to enforce its rights under the Junior Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any holder of Preferred Securities may institute a legal proceeding against Textron to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Textron to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debt Securities. In connection with such Direct Action, Textron will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Textron to such holder of Preferred Securities in such Direct Action. Textron, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If Textron fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against Textron to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against Textron Capital, the Guarantee Trustee, or any other person or entity.

     Textron and Textron Capital believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by Textron of payments due on the Preferred Securities. See "Description of Trust Guarantees -- General" in the accompanying Prospectus.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

     In the opinion of Skadden, Arps, Slate, Meagher & Flom, special tax counsel to Textron and Textron Capital, the following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance ("Initial Holders"). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, persons that have a functional currency other than the U.S. Dollar or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

     In connection with the issuance of the Junior Subordinated Debt Securities, Skadden, Arps, Slate, Meagher & Flom, special tax counsel to Textron and Textron Capital, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Junior Subordinated Debt Securities held by Textron Capital will be classified for United States federal income tax purposes as indebtedness of Textron.

CLASSIFICATION OF TEXTRON CAPITAL

     In connection with the issuance of the Preferred Securities, Skadden, Arps, Slate, Meagher & Flom, special tax counsel to Textron and Textron Capital, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, Textron Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debt Securities, and each holder will be required to include in its gross income any OID accrued with respect to its allocable share of those Junior Subordinated Debt Securities.

ORIGINAL ISSUE DISCOUNT

     Because Textron has the option, under the terms of the Junior Subordinated Debt Securities, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Junior Subordinated Debt Securities will treated as "original issue discount." However, if the "issue price" of the Junior Subordinated Debt Securities for federal income tax purposes is higher or lower than their $25 principal amount, the total amount of OID reportable by any holder may differ from the amount of stated interest. Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Junior Subordinated Debt Securities will be accounted for as OID, and actual distributions of stated interest will not be reported as taxable income. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues on the Junior Subordinated Debt Securities in that month at the stated interest rate unless the "issue price" is higher or lower than $25. In the event that the interest payment period is extended, holders will accrue OID on a current basis in an aggregate amount approximately equal to the amount of the interest payment due at the end of the extended interest payment period (including Compound Interest) on an economic accrual basis over the length of the extended interest period and any holders who dispose of Preferred Securities prior to the record date for the payment of interest following such extended interest payment period will not receive from Textron Capital any cash related thereto.

     Because income on the Preferred Securities will constitute OID, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

     Holders of Preferred Securities other than Initial Holders may be considered to have acquired their undivided interests in the Junior Subordinated Debt Securities with market discount or acquisition premium as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF JUNIOR SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF TEXTRON CAPITAL

     Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," Junior Subordinated Debt Securities may be distributed to holders in exchange for the Preferred Securities and in liquidation of Textron Capital. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Junior Subordinated Debt Securities equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Junior Subordinated Debt Securities so received in liquidation of Textron Capital would include the period during which the Preferred Securities were held by such holder.

     Under certain circumstances described herein (see "Description of the Preferred Securities"), the Junior Subordinated Debt Securities may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "United States Federal Income Taxation -- Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

     A holder that sells Preferred Securities will be considered to have disposed of all or part of its pro rata share of the Junior Subordinated Debt Securities, and will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Such gain or loss generally will be a capital gain or loss (except to the extent of any accrued market discount with respect to such holder's pro rata share of the Junior Subordinated Debt Securities not previously included in income -- see "Market Discount and Bond Premium" above) and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

     The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debt Securities. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debt Securities to the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

PROPOSED TAX LEGISLATION

     On December 7, 1995, as part of President Clinton's Seven-Year Balanced Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that would treat certain debt instruments issued on or after December 7, 1995, including debt instruments such as the Junior Subordinated Debt Securities, as equity for United States federal income tax purposes. On December 19, 1995, the Treasury Department issued a press release stating its intention to include as part of the Proposed Legislation transition relief for debt instruments issued pursuant to a registration statement filed with the SEC on or before December 7, 1995, to the extent of the aggregate amount of such debt instruments described in the registration statement or in contemporaneous documents of the issuer. Based on the Treasury Department's statement regarding transitional relief, it is expected that the Proposed Legislation, if enacted without substantial modifications, would not apply to the Junior Subordinated Debt Securities because the Junior Subordinated Debt Securities are being issued pursuant to a shelf registration statement containing a form of prospectus supplement filed with the SEC prior to December 7, 1995 and the aggregate amount of the Junior Subordinated Debt Securities to be sold will not exceed the maximum aggregate amount evidenced in contemporaneous documents of Textron. There can be no assurances, however, that the Proposed Legislation, if enacted, will include transition relief applicable to the Junior Subordinated Debt Securities or that other legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Junior Subordinated Debt Securities. If legislation is enacted that adversely affects the tax treatment of the Junior Subordinated Debt Securities, such legislation could result in the distribution of the Junior Subordinated Debt Securities to holders of the Trust Securities or, in certain limited circumstances, the redemption of such securities by Textron. See "Description of Preferred Securities -- Special Event Redemption or Distribution."

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

     Under present United States federal income tax law: (i) payments by Textron Capital or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that, (a) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Textron entitled to vote,
(b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to Textron through stock ownership, and (c) either
(A) the beneficial owner of the Preferred Security certifies to Textron Capital or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to Textron Capital or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes Textron Capital or its agent with a copy thereof; and (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.

INFORMATION REPORTING TO HOLDERS

     Subject to the qualifications discussed below, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

     Textron Capital will be obligated to report annually to Cede & Co., as holder of record of the Preferred Securities, the OID related to the Junior Subordinated Debt Securities that accrued during the year. Textron Capital currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though Textron Capital is not legally required to report to record holders until April 15 following each calendar year. The Underwriters have indicated to Textron Capital that, to the extent that they hold Preferred Securities as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to Textron Capital. Textron Capital, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such nominee holders rather than Textron Capital.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement
dated             , 1996, each Underwriter named below has severally agreed to purchase from the Trust, and the Trust has agreed to sell to such Underwriter, the number of Preferred Securities set forth opposite the name of such Underwriter below.


                                                                               NUMBER OF
                                UNDERWRITER                               PREFERRED SECURITIES
                                -----------                               --------------------
    Smith Barney Inc. ..................................................
    Dean Witter Reynolds Inc............................................
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated...........................................
    PaineWebber Incorporated............................................
    Prudential Securities Incorporated..................................
                                                                               ----------
              Total.....................................................       20,000,000
                                                                               ==========


     The Underwriters are obligated to take and pay for the total number of Preferred Securities offered hereby if any such Preferred Securities are purchased. In the event of default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


     The Underwriters have advised the Trust that they propose initially to offer the Preferred Securities to the public at the Initial Public Offering Price set forth on the cover page of this Prospectus Supplement, and to certain
dealers at a price that represents a concession not in excess of      per
Preferred Security, provided that such concession for sales of 10,000 or more
Preferred Securities to a single purchaser will not be in excess of      per
Preferred Security. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of      per Preferred Security to certain other
dealers. After the Preferred Securities are released for sale to the public, the public offering price and such concessions may be changed by the Underwriters.


     The Underwriters have in the past provided, and may in the future provide, investment banking services to the Company.

     The Underwriting Agreement provides that the Trust and Textron will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to make certain contributions in respect thereof.

     The Trust and Textron have agreed, during the period beginning on the date of the Underwriting Agreement and continuing to and including the date that is days after the closing date for the purchase of the Preferred Securities, not to offer, sell, contract to sell or otherwise dispose of any preferred securities, any preferred stock or any other securities (including any backup undertakings) of Textron or Preferred Securities of the Trust, in each case that are substantially similar to the Preferred Securities, or any securities convertible into or exchangeable for the Preferred Securities or such substantially similar securities of either the Trust or Textron, without the prior written consent of Smith Barney Inc.

                                 LEGAL MATTERS

     The validity of the Junior Subordinated Debt Securities, the Guarantee and certain matters relating thereto will be passed upon on behalf of Textron by Michael D. Cahn, Assistant General Counsel -- Corporate of Textron. The validity of the Preferred Securities and certain matters relating thereto will be passed upon on behalf of Textron Capital by Skadden, Arps, Slate, Meagher & Flom, New York, New York. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Certain United States federal income taxation matters will be passed upon for Textron and Textron Capital by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                SUBJECT TO COMPLETION, DATED JANUARY 31, 1996

PROSPECTUS

                                 $1,010,985,000

                                  TEXTRON INC.
                   SENIOR DEBT SECURITIES, SUBORDINATED DEBT
               SECURITIES AND JUNIOR SUBORDINATED DEBT SECURITIES

                            ------------------------

                               TEXTRON CAPITAL I
                               TEXTRON CAPITAL II
                              TEXTRON CAPITAL III
                             TEXTRON FINANCE, L.P.

       PREFERRED SECURITIES GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                  TEXTRON INC.

                            ------------------------

    Textron Inc. ("Textron"), a Delaware corporation, may offer, from time to time, its (i) unsecured senior debt securities (the "Senior Debt Securities"),
(ii) unsecured subordinated debt securities (the "Subordinated Debt Securities") or (iii) unsecured junior subordinated debt securities (the "Junior Subordinated Debt Securities"), each consisting of debentures, notes or other evidences of indebtedness (item (i), (ii) or (iii) above being referred to herein as the "Debt Securities"), or any combination of the foregoing, in each case in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of any such offering. Textron's obligations under the Subordinated Debt Securities and the Junior Subordinated Debt Securities will be subordinate and junior in right of payment to certain other senior indebtedness of Textron as described herein or as may be described in an accompanying Prospectus Supplement (the "Prospectus Supplement").

    Textron Capital I, Textron Capital II and Textron Capital III (each, a "Textron Trust" and, together, the "Textron Trusts"), each a statutory business trust formed under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing undivided beneficial interests in the assets of the respective Textron Trust ("Trust Preferred Securities") with the payment of periodic cash distributions ("distributions") and payments on liquidation, redemption or otherwise of such Trust Preferred Securities guaranteed (each, a "Trust Guarantee") on a subordinated basis by Textron to the extent described herein. See "Description of Trust Guarantees." Textron Finance, L.P. ("Textron Partnership"), a limited partnership formed under the laws of the State of Delaware, may offer, from time to time, its preferred securities ("Partnership Preferred Securities") in one or more series with the payment of distributions and payments on liquidation, redemption or otherwise guaranteed (the "Partnership Guarantee") on a subordinated basis by Textron to the extent described herein. See "Description of Partnership Guarantee." Textron's obligations under the Trust Guarantees will rank pari passu with its obligations under the Partnership Guarantee and the senior most preferred or preference stock of Textron. See "Description of Trust Guarantees -- Status of Trust Guarantees" and "Description of Partnership Guarantee -- Status of Partnership Guarantee." Junior Subordinated Debt Securities may be issued and sold from time to time in one or more series by Textron to (i) a Textron Trust, or a trustee of such trust, in connection with the investment of the proceeds from the offering of Trust Preferred Securities, (ii) Textron Partnership in connection with the investment of the proceeds from the offering of Partnership Preferred Securities or (iii) other purchasers, including the general public.

    Specific terms of the Debt Securities of any series, the Trust Preferred Securities of any Textron Trust or the Partnership Preferred Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in a Prospectus Supplement with respect to such Offered Securities, which will describe, without limitation and where applicable, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, redemption or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, dates on which premium, if any, and interest, if any, will be payable, the currency in which principal of, premium, if any, and interest, if any, on the Debt Securities will be payable, the right of Textron, if any, to defer payment of interest on the Junior Subordinated Debt Securities and the maximum length of such deferral period, the initial public offering price, subordination terms, and any listing on a securities exchange and other specific terms of the offering of Debt Securities, and (ii) in the case of Trust Preferred Securities and Partnership Preferred Securities (collectively, the "Preferred Securities"), the designation, number of securities, liquidation preference per security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Junior Subordinated Debt Securities of Textron. If so specified in the applicable Prospectus Supplement, Offered Securities may be issued in whole or in part in the form of one or more temporary or permanent global securities.

    The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Offered Securities shall not exceed $1,010,985,000 (or (i) its equivalent (based on the applicable exchange rate at the time of sale) if Debt Securities are issued with principal amounts denominated in one or more foreign currencies or currency units as shall be designated by Textron, or (ii) such greater amount, if Debt Securities are issued at an original issue discount, as shall result in aggregate proceeds of $1,010,985,000). Any Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to the Offered Securities.

    Textron, any of the Textron Trusts or Textron Partnership may sell the Offered Securities directly, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution." If any agents of Textron, each of the Textron Trusts or Textron Partnership or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in any related Prospectus Supplement.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF
    INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF
             INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF
                                THIS DOCUMENT.

   THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                   ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


               THE DATE OF THIS PROSPECTUS IS FEBRUARY 1, 1996.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TEXTRON, ANY OF THE TEXTRON TRUSTS OR TEXTRON PARTNERSHIP, OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TEXTRON, ANY OF THE TEXTRON TRUSTS OR TEXTRON PARTNERSHIP SINCE THE DATE THEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                            ------------------------

                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Textron, each of the Textron Trusts and Textron Partnership with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Textron, the Textron Trusts, Textron Partnership and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     Textron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning Textron can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 W. Madison St., Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, Inc. on which Textron common stock is traded, at 20 Broad Street, New York, New York 10005.

     No separate financial statements of the Textron Trusts or Textron Partnership have been included or incorporated by reference herein. Textron does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Textron Trusts and Textron Partnership will be owned, directly or indirectly, by Textron, a reporting company under the Exchange Act, (ii) the Textron Trusts and Textron Partnership have no independent operations but exist for the sole purpose of issuing securities representing undivided beneficial interests in their respective assets and investing the proceeds thereof in Junior Subordinated Debt Securities issued by Textron, (iii) the obligations of the Textron Trusts under the Trust Preferred Securities are fully and unconditionally guaranteed by Textron to the extent that the respective Textron Trust has funds available to meet such obligations, and (iv) the obligations of Textron Partnership under the Partnership Preferred Securities are fully and unconditionally guaranteed by Textron to the extent Textron Partnership has funds legally available to meet such obligations. See "Description of Debt Securities," "Description of Trust Guarantees" and "Description of Partnership Guarantee."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Textron (File No. 1-5480) with the Commission pursuant to the Exchange Act are incorporated by reference herein and made a part hereof:


     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1994;


     (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, July 1 and September 30, 1995; and


     (c) Current Report on Form 8-K dated February 1, 1996.

     All documents filed by Textron pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Offered Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus, or in any Prospectus Supplement, to the extent that a statement contained herein or therein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     Textron undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Such requests should be directed to: Corporate Communications Department, Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, telephone (401) 421-2800.

                                  TEXTRON INC.


     Textron is a global, multi-industry company with operations in six business segments: Aircraft, Automotive, Industrial, Systems and Components, Finance and Paul Revere insurance. Textron's products and services include Bell helicopters, Cessna aircraft, Speidel watchbands, Avco Financial Services, E-Z-GO golf cars, Jacobsen lawn and turf-care equipment and disability insurance provided by The Paul Revere Corporation.

     Textron's corporate office is located at 40 Westminster Street, Providence, Rhode Island 02903; its telephone number is (401) 421-2800.

                                 TEXTRON TRUSTS

     Each of the Textron Trusts is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (the "Declaration") executed by Textron, as sponsor for such trust (the "Sponsor"), and the trustees of such trusts and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on October 4, 1995. Each of the Textron Trusts exists for the exclusive purposes of (i) issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds from the sale of the Trust Securities in the Junior Subordinated Debt Securities and
(iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by Textron. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that, upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Textron will directly or indirectly acquire Trust Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Textron Trust.

     Each Textron Trust has a term of approximately 55 years but may terminate earlier, as provided in each Declaration. Each Textron Trust's business and affairs will be conducted by the trustees (the "Textron Trustees") appointed by Textron as the direct or indirect holder of all the Trust Common Securities. The holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Textron Trustees of the Textron Trusts. The duties and obligations of the Textron Trustees shall be governed by the Declaration of such Textron Trust. Each Textron Trust will have two Textron Trustees (the "Regular Trustees") who are employees or officers of or who are affiliated with Textron. One Textron Trustee of each Textron Trust will be a financial institution that is not affiliated with Textron and has a specified minimum amount of aggregate capital, surplus, and undivided profits of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Institutional Trustee"). In addition, unless the Institutional Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Textron Trustee of each Textron Trust will have a principal place of business or reside in the State of Delaware (the "Delaware Trustee"). Textron will pay all fees and expenses related to the Textron Trusts and the offering of the Trust Securities.

     The office of the Delaware Trustee for each of the Textron Trusts is The Chase Manhattan Bank (USA), 802 Delaware Avenue, Wilmington, Delaware 19801. The address for each Textron Trust is c/o Textron, the Sponsor of the Textron Trusts, at Textron's corporate headquarters located 40 Westminster Street, Providence, Rhode Island 02903, telephone (401) 421-2800.

                             TEXTRON FINANCE, L.P.

     Textron Partnership is a limited partnership formed under the laws of the State of Delaware. Textron Partnership exists for the sole purpose of issuing its partnership interests and investing the net proceeds thereof in Junior Subordinated Debt Securities. All of its partnership interests, as of the date hereof, are beneficially owned, directly or indirectly, by Textron. Textron is the sole general partner in Textron Partnership (the "General Partner"). Textron Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Textron ("Textron Holdings"), is, as of the date hereof, the sole limited partner in Textron Partnership. Upon the issuance of Partnership Preferred Securities, which securities represent limited partner interests in Textron Partnership, Textron Holdings will remain as a limited partner, but will have no interest in the profits and dividends or in the assets of Textron Partnership. Textron Partnership has a term of approximately 99 years, unless earlier dissolved. Textron Partnership's office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, telephone: (302) 658-7581. All of Textron Partnership's business and affairs will be conducted by Textron, as General Partner. The business address of Textron Partnership is c/o Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, telephone number
(401) 421-2800.

                                USE OF PROCEEDS

     The proceeds from the sale by each Textron Trust of its Trust Preferred Securities and the proceeds from the sale by Textron Partnership of its Partnership Preferred Securities will be invested in the Junior Subordinated Debt Securities of Textron. Except as may otherwise be described in the Prospectus Supplement relating to a series of Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities, Textron intends to use the net proceeds from the sale of such series of Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.


     The Debt Securities may be issued, from time to time, in one or more series, and will constitute either Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities. The Senior Debt Securities may be issued under an Indenture, dated as of April 15, 1987, between Textron and Chemical Bank (as successor to Manufacturers Hanover Trust Company), as trustee (the "Senior Debt Trustee"), as supplemented by the First Supplemental Senior Indenture, dated as of March 15, 1988, and a Second Supplemental Senior Indenture, each between Textron and the Senior Debt Trustee (the "Senior Indenture"). The Subordinated Debt Securities may be issued under an Indenture, dated as of May 1, 1985, between Textron and The Chase Manhattan Bank, N.A., as trustee (the "Subordinated Debt Trustee"), as supplemented by the First Supplemental Subordinated Indenture, dated as of December 18, 1986, and a Second Supplemental Subordinated Indenture, each between Textron and the Subordinated Debt Trustee (the "Subordinated Indenture"). The Junior Subordinated Debt Securities may be issued under an Indenture (the "Junior Subordinated Indenture") between Textron and The Chase Manhattan Bank, N.A., as trustee (the "Junior Subordinated Debt Trustee").


     The following summaries of certain provisions of the Debt Securities, and the Senior Indenture, the Subordinated Indenture and the Junior Subordinated Indenture (each individually, an "Indenture" and collectively, the "Indentures"), do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all of the provisions of the Indentures, including the definitions therein of certain terms, copies and/or forms of which are filed or incorporated by reference as exhibits to the Registration Statement. The Senior Debt Trustee, the Subordinated Debt Trustee and the Junior Subordinated Debt Trustee are each referred to herein as a "Debt Trustee." All article and section references appearing herein are to articles and sections of the Indentures, unless otherwise indicated, and capitalized terms which are not otherwise defined in this Prospectus shall have the meanings specified in the Indentures to which they relate.

TERMS APPLICABLE TO SENIOR DEBT SECURITIES, SUBORDINATED DEBT SECURITIES AND JUNIOR SUBORDINATED DEBT SECURITIES

     GENERAL. The Debt Securities will be direct, unsecured obligations of Textron. No Indenture limits the amount of Debt Securities which may be issued thereunder, and each provides that Debt Securities may be issued thereunder in series up to the aggregate principal amount which may be authorized from time to time by the Board of Directors. (Senior Indenture and Subordinated Indenture, sec. 301; Junior Subordinated Indenture, sec. 3.1)

     Reference is made to the Prospectus Supplement which accompanies this Prospectus for the following terms and other information with respect to the Debt Securities being offered thereby: (i) the designation, priority, aggregate principal amount, authorized denominations and the currency or currency units for which Debt Securities may be purchased or in which such Debt Securities may be denominated and/or the currency or currency units in which principal of, premium, if any, and/or interest, if any, on such Debt Securities will be payable and whether Textron or the Holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency units other than that in which such Debt Securities are stated to be payable;
(ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date on which such Debt Securities will mature; (iv) the rate per annum at which such Debt Securities will bear interest or the method of determination of such rate; (v) the dates on which such interest will be payable; (vi) the rights, if any, to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period, and the maximum duration of such extensions; (vii) the place or places where payments on such Debt Securities shall be made; (viii) any redemption terms or sinking fund provisions; (ix) the terms of subordination of Debt Securities of that series;
(x) whether Debt Securities will be issued in fully registered form without coupons attached, in bearer form with or without coupons, or both; (xi) whether Debt Securities issued in fully registered form will be represented by either a global security delivered to a depositary and recorded in a book-entry system maintained by such depositary or by a certificate delivered to the Holder; (xii) the restrictions, if any, applicable to the exchange of Debt Securities of a series of one form for another of such series and to the offer, sale and delivery of the Debt Securities; (xiii) whether and under what circumstances Textron will pay additional amounts in the event of certain developments with respect to United States withholding tax or information reporting laws; or (xiv) other specific terms.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued in fully registered form without coupons, will be exchangeable for other Debt Securities of the same series, registered in the same name, for a like aggregate principal amount in authorized denominations, and will be transferable at any time or from time to time at the Corporate Trust Office of the respective Debt Trustee or at any other office or agency of Textron maintained for that purpose. No charge will be made to the Holder for any such exchange or transfer except for any tax or governmental charge incidental thereto.

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

     If a Prospectus Supplement specifies that Debt Securities are denominated in a currency other than United States dollars, such Prospectus Supplement shall also specify the currency in which the principal, premium, if any, and interest on such Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

     Unless otherwise described in the Prospectus Supplement accompanying this Prospectus, there are no covenants or provisions contained in any of the Indentures which afford the Holders of the Debt Securities protection in the event of a highly leveraged transaction involving Textron.

     CONSOLIDATION, MERGER AND SALE OF ASSETS. Each Indenture provides that Textron will not consolidate with or merge into any other corporation or convey, transfer or lease its assets substantially as an entirety unless (a) the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all Debt Securities issued thereunder and the performance of every other covenant of the respective Indenture on the part of Textron and (b) immediately thereafter no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing. Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for Textron under the respective Indenture and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the respective Indenture and Debt Securities. (Article Eight)

     EVENTS OF DEFAULT. Each Indenture provides that the following are Events of Default thereunder with respect to any series of Senior, Subordinated or Junior Subordinated Debt Securities, as the case may be: (a) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (b) default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; (c) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (d) default for 90 days after written notice in the performance of any other covenant in respect of the Debt Securities of such series contained in the respective Indenture; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Textron or its property; and (f) any other Event of Default provided in the applicable resolution of the Board of Directors or supplemental indenture under which such series of Debt Securities is issued. (Senior Indenture and Subordinated Indenture, Section 501; Junior Subordinated Indenture, Section 5.1) An Event of Default with respect to a particular series of Debt Securities issued under any Indenture does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued thereunder. The applicable Debt Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers such withholding to be in the interests of such Holders. (Senior Indenture and Subordinated Indenture, Section 602; Junior Subordinated Indenture, Section 6.2)

     If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the applicable Debt Trustee or the Holders of 25% in aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all the Debt Securities of such series to be due and payable immediately. (Senior Indenture and Subordinated Indenture, Section 502; Junior Subordinated Indenture, Section 5.2)

     Each Indenture contains a provision entitling the respective Debt Trustee to be indemnified by the Holders before proceeding to exercise any right or power under such Indenture at the request of any of the Holders. (Senior Indenture and Subordinated Indenture, Section 603; Junior Subordinated Indenture, Section 6.3) Each Indenture provides that the Holders of a majority in principal amount of the Outstanding Debt Securities of any series thereunder may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Debt Trustee or exercising any trust or power conferred upon such Debt Trustee, with respect to the Debt Securities of such series. (Senior Indenture and Subordinated Indenture, Section 512; Junior Subordinated Indenture, Section 5.12) The right of a Holder to institute a proceeding with respect to an Indenture is subject to certain conditions precedent including notice and indemnity to the applicable Debt Trustee, but the Holder has an absolute right to receipt of principal, premium, if any, and interest at the respective Stated Maturities (or, in the case of redemption, on the Redemption Date) or to institute suit for the enforcement thereof. (Senior Indenture and Subordinated Indenture, Sections 507 and 508; Junior Subordinated Indenture, Sections 5.7 and 5.8)

     The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series under any of the Indentures may on behalf of the Holders of all the Debt Securities of such series waive any past defaults except (a) a default in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series and (b) a default in respect of a covenant or provision of the respective Indenture which cannot be amended or modified without the consent of the Holder of each Debt Security affected; PROVIDED, HOWEVER, that with respect to Junior Subordinated Debt Securities, if the Junior Subordinated Debt Securities of such series are held by a Textron Trust or a trustee of such trust or by Textron Partnership, such waiver or modification to such waiver shall not be effective until the holders of a majority in liquidation preference of Trust Securities of the applicable Textron Trust or of the applicable series of Partnership Preferred Securities, as the case may be, shall have consented to such waiver or modification to such waiver; PROVIDED FURTHER, that if the consent of the Holder of each Outstanding Junior Subordinated Debt Security is required, such waiver shall not be effective until each holder of the Trust Securities of the applicable Textron Trust or of the applicable series of Partnership Preferred Securities, as the case may be, shall have consented to such waiver. (Senior Indenture and Subordinated Indenture, sec. 513; Junior Subordinated Indenture, sec. 5.13)

     Each Indenture requires Textron to furnish to the applicable Debt Trustee an annual statement as to defaults, if any, by Textron under such Indenture. (Senior Indenture, sec. 1006; Subordinated Indenture, sec. 1004; Junior Subordinated Indenture, sec. 10.4)

     Modifications and Amendments. Modifications and amendments of each Indenture may be made by Textron and the respective Debt Trustee with the consent of the Holders of a majority in principal amount of the Debt Securities at the time Outstanding of each series which is affected thereby, PROVIDED that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby: (i) modify the terms of payment of principal, premium, if any, or interest; or (ii) reduce the percentage of Holders of Debt Securities necessary to modify or amend the applicable Indenture or waive compliance by Textron with any covenant or past default or in the case of Senior Debt Securities reduce quorum or voting requirements for meetings of Holders PROVIDED, FURTHER, that with respect to Junior Subordinated Debt Securities, if the Junior Subordinated Debt Securities of such series are held by a Textron Trust or a trustee of such trust or by Textron Partnership, such supplemental indenture shall not be effective until the holders of a majority in liquidation preference of Trust Securities of the applicable Textron Trust or of the applicable series of Partnership Preferred Securities, as the case may be, shall have consented to such supplemental indenture; PROVIDED FURTHER, that if the consent of the Holder of each Outstanding Junior Subordinated Debt Security is required, such supplemental indenture shall not be effective until each holder of the Trust Securities of the applicable Textron Trust or of the applicable series of Partnership Preferred Securities, as the case may be, shall have consented to such supplemental indenture. (Senior Indenture and Subordinated Indenture, sec. 902; Junior Subordinated Indenture, sec. 9.2)

     Discharge and Defeasance. Textron may discharge all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under any Indenture, which Debt Securities have not already been delivered to the applicable Debt Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by depositing with the applicable Debt Trustee an amount certified to be sufficient to pay when due the principal of and premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments thereon when due. (Senior Indenture and Subordinated Indenture, sec. 401; Junior Subordinated Indenture, sec. 4.1)

     Unless otherwise specified in the applicable Prospectus Supplement with respect to the Debt Securities of a series, Textron, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series, other than with respect to Junior Subordinated Debt Securities issued in connection with Trust Preferred Securities (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace mutilated, defaced, destroyed, lost or stolen Debt Securities of such series, and to maintain Paying Agents and hold moneys for payment in trust) or (ii) need not comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Debt Securities of that series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenant and clause (f) of the "Events of Default" above shall no longer be an Event of Default if, in either case, Textron deposits with the Debt Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by Textron) in accordance with the terms of such Debt Securities. Such a trust may only be established, if, among other things, Textron shall have delivered an Opinion of Counsel, which, in the case of a discharge pursuant to clause (i), must be based upon a ruling or administrative pronouncement of the Internal Revenue Service, to the effect that the Holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred. (Senior Indenture and Subordinated Indenture, sec.sec. 402, 403 and 404; Junior Subordinated Indenture, sec.sec. 4.2, 4.3 and 4.4) In the event Textron omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Debt Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, Textron will remain liable in respect of such payments.

     Concerning the Debt Trustees. Each of the Senior Debt Trustee, the Subordinated Debt Trustee and the Junior Subordinated Debt Trustee have extended substantial credit facilities (the borrowings under which constitute Senior Indebtedness) to Textron. Textron and certain of its subsidiaries also maintain bank accounts, borrow money and have other customary banking or investment banking relationships with each Debt Trustee in the ordinary course of business.

     Global Securities. Each Indenture provides that the registered Debt Securities of a series may be issued in the form of one or more fully registered Global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. (Senior Indenture and Subordinated Indenture, sec. 301; Junior Subordinated Indenture, sec. 3.1) In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. The Depositary currently accepts only debt securities that are payable in U.S. dollars.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series.

     Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. Textron understands that under existing industry practices, if Textron requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of Textron, the applicable Debt Trustee or any other agent of Textron or agent of the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Textron expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. Textron also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by Textron within 90 days, Textron will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, Textron may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the relevant Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

     The Debt Securities of a series may also be issued in the form of one or more bearer global Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euro-clear and Cedel Bank, societe anonyme, or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES

     RANKING OF SENIOR DEBT SECURITIES. The Senior Debt Securities will constitute part of the senior debt of Textron and rank equally with all other unsecured debt of Textron except subordinated debt.

     LIMITATION UPON MORTGAGES. The Senior Indenture prohibits Textron and its Restricted Subsidiaries from issuing, assuming or guaranteeing any mortgage, security interest, pledge, lien or other encumbrance ("mortgages") upon any Principal Property of Textron or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary without equally and ratably securing the Senior Debt Securities. The foregoing restriction, however, will not apply to: (a) mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (b) mortgages on property existing at the time of acquisition of such property by Textron or a Restricted Subsidiary, or mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition thereof or to secure indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof, or mortgages to secure the cost of improvements to such acquired property; (c) mortgages to secure indebtedness of a Restricted Subsidiary owing to Textron or another Restricted Subsidiary;
(d) mortgages existing at the date of the Senior Indenture; (e) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Textron or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Textron or a Restricted Subsidiary;
(f) certain mortgages in favor of governmental entities; or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses
(a) through (f). (Section 1004)

     Notwithstanding the restrictions outlined in the preceding paragraph, Textron or any Restricted Subsidiary will be permitted to issue, assume or guarantee any mortgage without equally and ratably securing the Senior Debt Securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) does not exceed 10% of the shareholders' equity of Textron and its consolidated Subsidiaries computed in accordance with generally accepted accounting principles as set forth on the most recent consolidated balance sheet of Textron and its consolidated Subsidiaries. (Section 1004)

     LIMITATION UPON SALE AND LEASEBACK TRANSACTIONS. The Senior Indenture prohibits Textron and its Restricted Subsidiaries from entering into any sale and leaseback transaction with respect to any Principal Property other than any such transaction involving a lease for a term of not more than three years or any such transaction between Textron and a Restricted Subsidiary or between Restricted Subsidiaries, unless either (a) Textron or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on Principal Property at least equal in amount to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the Senior Debt Securities, pursuant to the limitation in the Senior Indenture described above under "Limitation upon Mortgages," or (b) Textron shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such sale and leaseback transaction to (i) the retirement of Senior Indebtedness that matures more than twelve months after the creation of such Senior Indebtedness or (ii) the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development, or improvement will be, a Principal Property or a part thereof. (Section 1005)

     CERTAIN DEFINITIONS. The term "Attributable Debt" when used in connection with a sale and leaseback transaction referred to above shall mean the total net amount of rent (discounted at the rate per annum borne by the Senior Debt Securities) required to be paid during the remaining term of the applicable lease. (Section 101)

     The term "Principal Property" shall mean any manufacturing plant or manufacturing facility which is (i) owned by Textron or any Restricted Subsidiary, (ii) located within the continental United States, and (iii) in the opinion of the Board of Directors materially important to the total business conducted by Textron and the Restricted Subsidiaries taken as a whole. (Section
101)

     The term "Restricted Subsidiary" shall mean any Subsidiary (i) substantially all the property of which is located within the continental United States and (ii) which owns any Principal Property; provided that the term "Restricted Subsidiary" shall not include any Subsidiary which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing Textron's operations outside the continental United States. (sec. 101)

     The term "Subsidiary" shall mean a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Textron or by one or more other Subsidiaries, or by Textron and one or more other Subsidiaries. (sec. 101)

     WAIVER OF CERTAIN COVENANTS. Compliance by Textron with the foregoing and certain other restrictive covenants may be omitted with respect to the Senior Debt Securities of any series if before the time for such compliance the Holders of a majority in principal amount of such series at the time Outstanding shall waive such compliance. (sec. 1007)

PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES

     RANKING OF SUBORDINATED DEBT SECURITIES. The Subordinated Debt Securities will rank senior to any Junior Subordinated Debt Securities and will be subordinated and junior in right of payment to any Senior Debt Securities and certain other indebtedness of Textron to the extent set forth in the Prospectus Supplement that will accompany this Prospectus.

PARTICULAR TERMS OF THE JUNIOR SUBORDINATED DEBT SECURITIES

     GENERAL. Junior Subordinated Debt Securities are issuable in one or more series pursuant to a resolution of Textron's Board of Directors or established in one or more indentures supplemental to the Junior Subordinated Indenture (each, a "Supplemental Indenture"). (sec. 3.1)

     RANKING OF JUNIOR SUBORDINATED DEBT SECURITIES. The Junior Subordinated Debt Securities will be subordinated and junior in right of payment to any Senior Debt Securities and Subordinated Debt Securities and certain other indebtedness of Textron to the extent set forth in the Prospectus Supplement that will accompany this Prospectus.

     EVENTS OF DEFAULT. In addition to those Events of Default described above under "Terms Applicable to Senior Debt Securities, Subordinated Debt Securities and Junior Subordinated Debt Securities -- Events of Default," the Junior Subordinated Indenture provides that the following are Events of Default thereunder with respect to any series of Junior Subordinated Debt Securities:
(a) in the event Junior Subordinated Debt Securities of a series are issued and sold to a Textron Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Textron Trust, such Textron Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the distribution of Junior Subordinated Debt Securities to holders of Trust Securities in liquidation or redemption of their interests in such Textron Trust upon a Special Event, (ii) the redemption of all of the outstanding Trust Securities of such Textron Trust or (iii) certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Textron Trust, or (b) in the event Junior Subordinated Debt Securities of a series are issued and sold to Textron Partnership in connection with the issuance of Partnership Preferred Securities by Textron Partnership, Textron Partnership shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the distribution of Junior Subordinated Debt Securities to holders of Partnership Preferred Securities in liquidation or redemption of their interests in Textron Partnership, (ii) the redemption of all of the outstanding Partnership Preferred Securities of Textron Partnership or
(iii) certain mergers, consolidations or amalgamations, each as permitted by the limited partnership agreement of Textron Partnership. (sec. 5.1)

     CERTAIN PROVISIONS APPLICABLE TO TEXTRON TRUSTS. In the event Junior Subordinated Debt Securities are issued to a Textron Trust (or a trustee of such trust) in connection with the issuance of Trust Securities by any Textron Trust, such Junior Subordinated Debt Securities subsequently may be distributed PRO RATA to the holders of such Trust Securities in connection with the dissolution of such Textron Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Junior Subordinated Debt Securities will be issued to a Textron Trust, or a trustee of such trust, in connection with the issuance of Trust Securities by such Textron Trust. If Junior Subordinated Debt Securities are issued to a Textron Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Textron Trust and (i) there shall have occurred any event that would constitute an Event of Default, (ii) Textron shall be in default with respect to its payment of any obligations under the related Trust Guarantee or Trust Common Guarantee (as defined below), or (iii) Textron shall have given notice of its election to defer payments or interest on such Junior Subordinated Debt Securities by extending the interest payment period as provided in the Junior Subordinated Indenture and such period, or any extension thereof, shall be continuing, then
(a) Textron will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto, and (b) Textron shall not make any payment of interest, principal (or premium, if any, on) or repay, repurchase or redeem any debt securities issued by Textron which rank pari passu with or junior to such Junior Subordinated Debt Securities. The Trust Guarantee or Trust Common Guarantee, however, will except from the foregoing (i) any stock dividends paid by Textron where the dividend stock is the same stock as that on which the dividend is being paid and (ii) any purchases by Textron of its common stock from The Paul Revere Corporation ("Paul Revere") or its subsidiaries pursuant to the Agreement to Purchase Stock, dated April 12, 1990, among Textron, The Paul Revere Life Insurance Company, The Paul Revere Protective Life Insurance Company and The Paul Revere Variable Annuity Insurance Company, and the Stock Purchase Agreement, dated as of September 23, 1993, between Textron and Paul Revere (together, the "Paul Revere Stock Purchase Agreements").

     In the event Junior Subordinated Debt Securities are issued to a Textron Trust or a trustee of such trust in connection with the issuance of Trust Securities of such Textron Trust, for so long as such Trust Securities remain outstanding, Textron will covenant (i) to directly or indirectly maintain 100% ownership of the Trust Common Securities of such Textron Trust; PROVIDED, HOWEVER, that any permitted successor of Textron under the Junior Subordinated Indenture may succeed to Textron's ownership of such Trust Common Securities
(ii) not voluntarily dissolve, wind-up or terminate such Textron Trust, except in connection with a distribution of Junior Subordinated Debt Securities upon a Special Event and in connection with certain mergers, consolidations or amalgamations permitted by the Declaration of the applicable Textron Trust,
(iii) timely perform its duties as Sponsor of the applicable Textron Trust and
(iv) to use its reasonable efforts to cause such Textron Trust (a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Debt Securities to the holders of Trust Securities in liquidation of such Textron Trust, the redemption of all of the Trust Securities of such Textron Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Textron Trust, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes. (Section 10.5)

     CERTAIN PROVISIONS APPLICABLE TO TEXTRON PARTNERSHIP. In the event Junior Subordinated Debt Securities are issued to Textron Partnership in connection with the issuance of a series of Partnership Preferred Securities by Textron Partnership, such Junior Subordinated Debt Securities subsequently may be distributed to the holders of such series of Partnership Preferred Securities in connection with the dissolution of Textron Partnership upon the occurrence of certain events described in the Prospectus Supplement relating to such series of Partnership Preferred Securities. If Junior Subordinated Debt Securities are issued to Textron Partnership in connection with the issuance of Partnership Preferred Securities by Textron Partnership and (i) there shall have occurred any event that would constitute an Event of Default, (ii) Textron shall be in default with respect to its payment of any obligations under the related Partnership Guarantee (as defined below), or (iii) Textron shall have given notice of its election to defer payments or interest on such Junior Subordinated Debt Securities by extending the interest payment period as provided in the Junior Subordinated Indenture and such period, or any extension thereof, shall be continuing, then (a) Textron will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto and (b) Textron shall not make any payment of interest, principal (or premium, if any, on) or repay, repurchase or redeem any debt securities issued by Textron which rank PARI PASSU with or junior to such Junior Subordinated Debt Securities. The Partnership Guarantee, however, will except from the foregoing (i) any stock dividends paid by Textron where the dividend stock is the same stock as that on which the dividend is being paid and (ii) any purchases by Textron of its common stock from Paul Revere or its subsidiaries pursuant to the Paul Revere Stock Purchase Agreements.

     So long as any Junior Subordinated Debt Securities are held by Textron Partnership, Textron will covenant that the General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Special Representative, or exercising any trust or power conferred on the Special Representative with respect to the Junior Subordinated Debt Securities,
(ii) waive any past default which is waivable under the Junior Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debt Securities shall be due and payable, or (iv) consent to any amendment, modification or termination of the Junior Subordinated Debt Securities or of the Junior Subordinated Indenture without, in each case, obtaining the prior approval of the holders of at least a majority or more of the aggregate liquidation preference of the Partnership Preferred Securities then outstanding, provided, however, that where a consent under the Junior Subordinated Debt Securities would require the consent of each holder affected thereby, no such consent shall be given by the General Partner without the prior consent of each holder of the Partnership Preferred Securities. The General Partner shall not revoke any action previously authorized or approved by a vote of Partnership Preferred Securities without the approval of the holders of Partnership Preferred Securities representing a majority or more of the aggregate liquidation preference of the Outstanding Partnership Preferred Securities. (Section 10.6)

     Textron will also covenant (i) to remain the sole direct or indirect general partner of Textron Partnership and maintain direct or indirect ownership of 100% of the general partner interests thereof; provided that any permitted successor of Textron under the Junior Subordinated Indenture may succeed to duties as General Partner, (ii) to contribute capital to the extent required to maintain its capital at an amount equal to at least 3% of the total capital contributions to Textron Partnership, (iii) not to voluntarily dissolve, wind-up or terminate Textron Partnership, except in connection with the distribution of Junior Subordinated Debentures upon a Special Event and in connection with the certain mergers, consolidations or amalgamations permitted by the agreement of limited partnership of Textron Partnership, (iv) timely perform all of its duties as General Partner of Textron Partnership and (v) to use its reasonable efforts to cause Textron Partnership to remain a limited partnership except in connection with a distribution of Junior Subordinated Debt Securities upon a Special Event as provided in the limited partnership agreement of Textron Partnership, the redemption of all Partnership Preferred Securities of the applicable series and in connection with certain mergers, consolidations or amalgamations permitted by the limited partnership agreement of Textron Partnership, and otherwise continue to be treated as a partnership for United States federal income tax purposes. (Section 10.6)

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Each Textron Trust may issue, from time to time, only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Textron Trust authorizes the Regular Trustees of such Textron Trust to issue on behalf of such Textron Trust one series of Trust Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Trust Preferred Securities of a Textron Trust for specific terms, including
(i) the distinctive designation of such Trust Preferred Securities, (ii) the number of Trust Preferred Securities issued by such Textron Trust, (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities issued by such Textron Trust and the date or dates upon which such distributions shall be payable, (iv) whether distributions on Trust Preferred Securities issued by such Textron Trust shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by such Textron Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such Textron Trust to the Holders of Trust Preferred Securities of such Textron Trust upon voluntary or involuntary dissolution, winding-up or termination of such Textron Trust, (vi) the obligation, if any, of such Textron Trust to purchase or redeem Trust Preferred Securities issued by such Textron Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities issued by such Textron Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vii) the voting rights, if any, of Trust Preferred Securities issued by such Textron Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by one or more Textron Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Textron Trust, and (viii) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such Textron Trust consistent with the Declaration of such Textron Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by Textron to the extent set forth below under "Description of Trust Guarantees." Certain United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Trust Preferred Securities, each Textron Trust will issue one series of Trust Common Securities. The Declaration of each Textron Trust authorizes the Regular Trustees of such trust to issue on behalf of such Textron Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by such Textron Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such trust and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata with the Trust Preferred Securities except that, upon an Event of Default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote and to appoint, remove or replace any of the Textron Trustees of such Textron Trust. All of the Trust Common Securities of a Textron Trust will be directly or indirectly owned by Textron.

                        DESCRIPTION OF TRUST GUARANTEES

     Set forth below is a summary of information concerning the Trust Guarantees that will be executed and delivered by Textron for the benefit of the holders, from time to time, of Trust Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank, N.A. will act as indenture trustee under each Trust Guarantee (the "Trust Preferred Securities Guarantee Trustee"). The terms of each Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Trust Guarantee will be held by the Trust Preferred Securities Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of a Textron Trust.

GENERAL

     Pursuant to and to the extent set forth in each Trust Guarantee, Textron will irrevocably and unconditionally agree to pay in full to the holders of the Trust Preferred Securities issued by a Textron Trust (except to the extent paid by such Textron Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Textron Trust may have or assert, the following payments (the "Trust Guarantee Payments"), without duplication: (i) any accrued and unpaid distributions that are required to be paid on such Trust Preferred Securities, to the extent such Textron Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such Textron Trust has funds available therefor with respect to any Trust Preferred Securities called for redemption by such Textron Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Textron Trust (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred

Securities to the date of payment to the extent such Textron Trust has funds available therefor or (b) the amount of assets of such Textron Trust remaining for distribution to holders of such Trust Preferred Securities in liquidation of such Textron Trust. Textron's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by Textron to the holders of Trust Preferred Securities or by causing such Textron Trust to pay such amounts to such holders.

     Each Trust Guarantee will be a guarantee on a subordinated basis with respect to the Trust Preferred Securities issued by a Textron Trust from the time of issuance of such Trust Preferred Securities but will not apply to any payment of distributions except to the extent such Textron Trust shall have funds available therefor. If Textron does not make interest payments on the Junior Subordinated Debt Securities purchased by a Textron Trust, such Textron Trust will not pay distributions on the Trust Preferred Securities issued by such Textron Trust and will not have funds available therefor. See "Particular Terms of the Junior Subordinated Debt Securities." The Trust Guarantee, when taken together with Textron's obligations under the Subordinated Debt Securities, the Subordinated Indenture, and the Declaration provide a full and unconditional guarantee on a subordinated basis by Textron of payments due on the Trust Preferred Securities.

     Textron has also agreed to irrevocably and unconditionally guarantee the obligations of each Textron Trust with respect to the Trust Common Securities (the "Trust Common Guarantees") to the same extent as the Trust Guarantees, except that, upon an Event of Default under the Junior Subordinated Indenture, holders of Trust Preferred Securities of Textron Trust under the Trust Guarantee shall have priority over holders of Trust Common Securities of such Textron Trust under the applicable Trust Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF TEXTRON

     In each Trust Guarantee, Textron will covenant that, so long as any Trust Preferred Securities issued by a Textron Trust remain outstanding, if there shall have occurred any event that would constitute an Event of Default under such Trust Guarantee or the Declaration of such Textron Trust, then (a) Textron will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto and (b) Textron shall not make any payment of interest, principal (or premium, if any, on) or repay, repurchase or redeem any debt securities issued by Textron which rank pari passu with or junior to such Junior Subordinated Debt Securities. Each Trust Guarantee, however, will except from the foregoing (i) any stock dividends paid by Textron where the dividend stock is the same stock as that on which the dividend is being paid and (ii) any purchases by Textron of its common stock from Paul Revere or its subsidiaries pursuant to the Paul Revere Stock Purchase Agreements.

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by a Textron Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Guarantee shall bind the successors, assignees, receivers, trustees and representatives of Textron and shall inure to the benefit of the holders of the Trust Preferred Securities of a Textron Trust then outstanding.

EVENTS OF DEFAULT

     An Event of Default under the Trust Guarantee will occur upon the failure of Textron to perform any of its payments or other obligations thereunder. The holders of a majority in liquidation amount of the Trust Preferred Securities to which a Trust Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Securities Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Trust Preferred Securities Guarantee Trustee under the Trust Guarantee.

     Notwithstanding the foregoing, any holder of Trust Preferred Securities relating to such Trust Guarantee may institute a legal proceeding directly against Textron to enforce such holder's rights under such Trust Guarantee without first instituting a legal proceeding against a Textron Trust, the Trust Preferred Securities Guarantee Trustee or any other person or entity.

     Textron will be required to provide annually to the Trust Preferred Securities Guarantee Trustee a statement as to the performance by Textron of certain of its obligations under each of the Trust Guarantees and as to any default in such performance.

INFORMATION CONCERNING THE TRUST PREFERRED SECURITIES GUARANTEE TRUSTEE

     The Trust Preferred Securities Guarantee Trustee, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, after default with respect to a Trust Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Trust Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee Agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE TRUST GUARANTEES

     Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by a Textron Trust upon full payment of the Redemption Price of all Trust Preferred Securities of such Textron Trust, upon distribution of the Junior Subordinated Debt Securities held by such Textron Trust to the holders of the Trust Preferred Securities of a Textron Trust or upon full payment of the amounts payable in accordance with the Declaration of such Textron Trust upon liquidation of such Textron Trust. Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by a Textron Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Guarantee.

STATUS OF THE TRUST GUARANTEES

     Each Trust Guarantee will constitute an unsecured obligation of Textron and will rank (i) subordinate and junior in right of payment to all other liabilities of Textron, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by Textron and with any guarantee now or hereafter entered into by Textron in respect of any preferred or preference stock of any affiliate of Textron (including the Partnership Guarantee) and
(iii) senior to Textron's common stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by a Textron Trust by acceptance thereof agrees to the subordination provisions and other terms of the applicable Trust Guarantee.

     Each Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under a Trust Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

     The Trust Guarantees will be governed by and construed in accordance with the law of the State of New York.

                DESCRIPTION OF PARTNERSHIP PREFERRED SECURITIES

     Textron Partnership may issue, from time to time, Partnership Preferred Securities, in one or more series, having terms described in the Prospectus Supplement relating thereto. The agreement of limited partnership of Textron Partnership will be amended and restated (as so amended and restated, the "Limited Partnership Agreement") to authorize the establishment of one or more series of Partnership Preferred Securities, having such terms, including dividends, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth therein or otherwise established by the General Partner pursuant thereto. Reference is made to the Prospectus Supplement relating to the Partnership Preferred Securities of a particular series for specific terms, including (i) the distinctive designation of such series that shall distinguish it from other series; (ii) the number of Partnership Preferred Securities included in such series, which number may be increased or decreased from time to time unless otherwise provided by the General Partner in creating the series; (iii) the annual dividend rate (or method of determining such rate) for Partnership Preferred Securities of such series and the date or dates upon which such dividends shall be payable; (iv) whether dividends on Partnership Preferred Securities of such series shall be cumulative, and, in the case of Partnership Preferred Securities of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on Partnership Preferred Securities of such series shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of Textron Partnership to the holders of Partnership Preferred Securities of such series upon voluntary or involuntary dissolution, winding-up or termination of Textron Partnership; (vi) the price or prices at which, the period or periods within which, and the terms and conditions upon which, Partnership Preferred Securities of such series may be redeemed or purchased, in whole or in part, at the option of Textron Partnership or the General Partner; (vii) the obligation, if any, of Textron Partnership to purchase or redeem Partnership Preferred Securities of such series and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Partnership Preferred Securities of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (viii) the voting rights, if any, of Partnership Preferred Securities of such series in addition to those required by law, including the number of votes per Partnership Preferred Security and any requirement for the approval by the holders of Partnership Preferred Securities, or of Partnership Preferred Securities of one or more series, or of both, as a condition to specified action or amendments to the Limited Partnership Agreement; and (ix) any other relative rights, preferences, privileges, limitations or restrictions of Preferred Securities of the series not inconsistent with the Limited Partnership Agreement or with applicable law. All Partnership Preferred Securities offered hereby will be guaranteed by Textron to the extent set forth below under "Description of Partnership Guarantee." Any applicable federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

                      DESCRIPTION OF PARTNERSHIP GUARANTEE

     Set forth below is a summary of information concerning the Partnership Guarantee that will be executed and delivered by Textron for the benefit of the holders from time to time of Partnership Preferred Securities. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Partnership Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to and to the extent set forth in the Partnership Guarantee, Textron will irrevocably and unconditionally agree to pay in full to the holders of the Partnership Preferred Securities of each series (to the extent not paid by Textron Partnership), as and when due, regardless of any defense, right of set-off or counterclaim that Textron Partnership may have or assert, the following payments (the "Partnership Guarantee Payments"), without duplication:
(i) any accrued and unpaid dividends that have theretofore been declared on the Partnership Preferred Securities of such series, (ii) the redemption price, including all accrued and unpaid dividends (the "Redemption Price"), with respect to any Partnership Preferred Securities called for redemption by Textron Partnership and (iii) upon a liquidation of Textron Partnership, the lesser of

(a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the Partnership Preferred Securities of such series to the date of payment and (b) the amount of assets of Textron Partnership remaining available for distribution to holders of Partnership Preferred Securities of such series in liquidation of Textron Partnership, payable in kind. Textron's obligation to make a Partnership Guarantee Payment may be satisfied by direct payment of the required amounts by Textron to the holders of Partnership Preferred Securities or by causing Textron Partnership to pay such amounts to such holders.

     The Partnership Guarantee will be a guarantee on a subordinated basis with respect to each series of Partnership Preferred Securities from the time of issuance of such series of Partnership Preferred Securities, but will not apply to any payment of dividends unless and until such dividends are declared. If Textron does not make interest payments on the Junior Subordinated Debt Securities purchased by Textron Partnership, it is expected that Textron Partnership will not declare or pay dividends on the Partnership Preferred Securities. See "Particular Terms of the Junior Subordinated Debt Securities." Textron, as General Partner, will be required to declare distributions on the Partnership Preferred Securities in connection with each distribution payment date to the extent that Textron reasonably anticipates that, at the time of payment, Textron Partnership has (1) cash on hand sufficient to make such distribution payments and (2) funds legally available for such distribution payment. The Partnership Guarantee, when taken together with Textron's obligations under the Junior Subordinated Debt Securities, the Subordinated Indenture, the Limited Partnership Agreement and the written action of the General Partner with respect to the applicable series of Partnership Preferred Securities will provide a full and unconditional guarantee on a subordinated basis by Textron of payments due on the Preferred Securities.

CERTAIN COVENANTS OF TEXTRON

     In the Partnership Guarantee, Textron will covenant that, so long as any Partnership Preferred Securities remain outstanding, if at such time Textron shall be in default with respect to its payment obligations under the Partnership Guarantee or there shall have occurred any Event of Default under the Junior Subordinated Indenture, then (a) Textron will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto, and (b) Textron shall not make any payment of interest, principal (or premium, if any, on) or repay, repurchase or redeem any debt securities issued by Textron which rank pari passu with or junior to such Junior Subordinated Debt Securities. The Partnership Guarantee, however, will except from the foregoing (i) any stock dividends paid by Textron where the dividend stock is the same stock as that on which the dividend is being paid and (ii) any purchases by Textron of its common stock from Paul Revere or its subsidiaries pursuant to the Paul Revere Stock Purchase Agreements.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Partnership Preferred Securities (in which case no consent will be required), the Partnership Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding Partnership Preferred Securities. The manner of obtaining any such approval of holders of the Partnership Preferred Securities of each series will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Partnership Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Textron and shall inure to the benefit of the holders of the Partnership Preferred Securities then outstanding.

TERMINATION OF THE PARTNERSHIP GUARANTEE

     The Partnership Guarantee will terminate and be of no further force and effect as to the Partnership Preferred Securities of any series upon full payment of the Redemption Price of all Partnership Preferred Securities of such series, and will terminate completely upon full payment of the amounts payable in accordance with the Limited Partnership Agreement upon liquidation of Textron Partnership. See "Description of Debt Securities -- Events of Default" and "Particular Terms of the Junior Subordinated Debt Securities -- Events of Default" for a description of the events of default and enforcement rights of the holders of Junior Subordinated Debt Securities. The Partnership Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Partnership Preferred Securities of any series must, in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act"), restore payment of any sum paid under such series of Partnership Preferred Securities or the Partnership Guarantee. The Partnership Act provides that a limited partner of a limited partnership who wrongfully receives a distribution, may be liable to the limited partnership for the amount of such distribution.

STATUS OF THE PARTNERSHIP GUARANTEE

     Textron's obligations under the Partnership Guarantee to make the Partnership Guarantee Payments will constitute an unsecured obligation of Textron and will rank (i) subordinate and junior in right of payment to all other liabilities of Textron, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by Textron and with any guarantee now or hereafter entered into by Textron in respect of any preferred or preference stock of any affiliate of Textron (including any Trust Guarantee) and (iii) senior to Textron's common stock. The Limited Partnership Agreement provides that each holder of Partnership Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Partnership Guarantee.

     The Partnership Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The Partnership Guarantee will be deposited with the General Partner to be held for the benefit of the holders of each series of the Partnership Preferred Securities. In the event of the appointment of a Special Representative to, among other things, enforce the Partnership Guarantee, the Special Representative may take possession of the Partnership Guarantee for such purpose. If no Special Representative has been appointed to enforce the Partnership Guarantee, the General Partner has the right to enforce the Partnership Guarantee on behalf of the holders of each series of the Partnership Preferred Securities. The holders of not less than a majority in aggregate liquidation preference of the Partnership Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Partnership Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Partnership Guarantee as above provided, any holder of Preferred Securities may institute a legal proceeding directly against Textron to enforce its rights under the Partnership Guarantee, without first instituting a legal proceeding against Textron Partnership or any other person or entity. Notwithstanding the foregoing, if Textron has failed to make a guarantee payment, a holder of Partnership Preferred Securities may directly institute a proceeding against Textron to enforce such payment under the Partnership Guarantee. The Partnership Guarantee will not be discharged except by payment of the Partnership Guarantee Payments in full (without duplication of amounts theretofore paid by Textron Partnership).

GOVERNING LAW

     The Partnership Guarantee will be governed by and construed in accordance with the law of the State of New York.

                              PLAN OF DISTRIBUTION

     Textron may sell any series of Debt Securities and any Textron Trust and Textron Partnership may sell Preferred Securities in one or more of the following ways from time to time: (i) to or through underwriters or dealers,
(ii) directly to purchasers, or (iii) through agents. The Prospectus Supplement with respect to any Offered Securities will set forth (i) the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, (ii) the purchase price of the Offered Securities and the proceeds to Textron, Textron Trust or Textron Partnership, as the case may be, from such sale, (iii) any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, (iv) any initial public offering prices, (v) any discounts or concessions allowed or reallowed or paid to dealers, and (vi) any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities, Textron, the applicable Textron Trust and/or Textron Partnership will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Any series of Debt Securities may be sold from time to time either directly by Textron or through agents designated by Textron. Any series of Preferred Securities may be sold from time to time either directly by a Textron Trust and/or Textron Partnership or by their respective designated agents. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by Textron, the applicable Textron Trust and/or Textron Partnership to such agent will be set forth in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Debt Securities may be sold directly by Textron and the Preferred Securities may be sold directly by a Textron Trust and/or Textron Partnership to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, Textron, the applicable Textron Trust and/or Textron Partnership will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from Textron, such Textron Trust and/or Textron Partnership at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts (the "Contracts") providing for payment and delivery on a specified date or dates in the future. Such Contracts will not be subject to any conditions except (a) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (b) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by the Contracts. The Prospectus Supplement will set forth the commission payable for solicitation of such Contracts.

     Agents, dealers and underwriters may be entitled, under agreements with Textron, a Textron Trust and/or Textron Partnership, to indemnification by Textron, the applicable Textron Trust and/or Textron Partnership against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Textron, a Textron Trust and/or Textron Partnership in the ordinary course of business.

     Each series of Offered Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Offered Securities are sold for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Offered Securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the Offered Securities.

                                 LEGAL OPINIONS

     The validity of the Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debt Securities, Trust Guarantees and Partnership Guarantee and certain legal matters relating thereto will be passed upon for Textron, the Textron Trusts and Textron Partnership by Michael D. Cahn, Assistant General Counsel-Corporate of Textron. The validity of the Trust Preferred Securities and Partnership Preferred Securities and certain legal matters relating thereto will be passed upon for Textron, the Textron Trusts and Textron Partnership by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of Textron Inc. included or incorporated by reference in Textron's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, incorporated in this Prospectus by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are, and consolidated audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TEXTRON INC., TEXTRON CAPITAL I OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TEXTRON INC. OR TEXTRON CAPITAL I SINCE THE DATE HEREOF.

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                               TABLE OF CONTENTS


                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
The Company...........................  S-4
Recent Developments...................  S-4
Textron Capital I.....................  S-5
Risk Factors..........................  S-6
Textron Inc. Summary Financial Data...  S-11
Capitalization of Textron Parent
  Company Borrowing Group.............  S-13
Textron Inc. Ratio of Income to Fixed
  Charges.............................  S-14
Accounting Treatment..................  S-14
Use of Proceeds.......................  S-14
Description of the Preferred
  Securities..........................  S-15
Description of the Junior Subordinated
  Debt Securities.....................  S-25
Effect of Obligations Under the Junior
  Subordinated Debt Securities and the
  Guarantee...........................  S-30
United States Federal Income
  Taxation............................  S-31
Underwriting..........................  S-35
Legal Matters.........................  S-35

                 PROSPECTUS

Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     3
Textron Inc. .........................     4
Textron Trusts........................     4
Textron Finance, L.P. ................     4
Use of Proceeds.......................     5
Description of Debt Securities........     5
Description of Trust Preferred
  Securities..........................    14
Description of Trust Guarantees.......    15
Description of Partnership Preferred
  Securities..........................    18
Description of Partnership
  Guarantee...........................    18
Plan of Distribution..................    20
Legal Opinions........................    22
Experts...............................    22


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                                   20,000,000

                              PREFERRED SECURITIES

                               TEXTRON CAPITAL I
                            % TRUST PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                  TEXTRON INC.
                                     (LOGO)
                                  ------------

                             PROSPECTUS SUPPLEMENT


                            DATED FEBRUARY   , 1996

                                  ------------

                               SMITH BARNEY INC.

                           DEAN WITTER REYNOLDS INC.


                              MERRILL LYNCH & CO.


                            PAINEWEBBER INCORPORATED


                             PRUDENTIAL SECURITIES


                                  INCORPORATED


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